AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 23, 2000
                                              Registration No.: 333-____________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          THE NETWORK CONNECTION, INC.
             (Exact Name of Registrant as specified in its Charter)

             GEORGIA                                           58-1712432
  (State or other jurisdiction                              (I.R.S. Employer
of incorporation or organization)                         Identification Number)

                                      3571
                          (Primary Standard Industrial
                           Classification Code number)

                  222 NORTH 44TH STREET, PHOENIX, ARIZONA 85034
                                 (602) 629-6200
          (Address and Telephone Number of Principal Executive Offices)

      MORRIS C. AARON, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                  222 NORTH 44TH STREET, PHOENIX, ARIZONA 85034
                            TELEPHONE: (602) 629-6200
                    (Address of Principal Place of Business)
            (Name, Address and Telephone Number of Agent for Service)

                        Copies of all communications to:
                            RICHARD P. JAFFE, ESQUIRE
                   MESIROV GELMAN JAFFE CRAMER & JAMIESON, LLP
                         1735 MARKET STREET, 38TH FLOOR
                           PHILADELPHIA, PA 19103-7598
                            TELEPHONE: (215) 994-1046
                             TELEFAX: (215) 994-1111

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis, pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following: [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]____________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]____________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]____________

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

=======================================================================================
                         DOLLAR     PROPOSED MAXIMUM    PROPOSED MAXIMUM    AMOUNT OF
TITLE OF SECURITIES   AMOUNT TO BE   OFFERING PRICE        AGGREGATE       REGISTRATION
 TO BE REGISTERED      REGISTERED     PER SHARE(1)       OFFERING PRICE(1)    FEE(2)
---------------------------------------------------------------------------------------
Common stock,
$0.001 par value      $22,459,900         $9.50             $22,459,900      $5,924.42
=======================================================================================

----------
(1) Estimated solely for purposes of computing the registration fee. In accordance with Rule 457(c), the price used is the average of the high and low sales price of the common stock as quoted on the NASDAQ SmallCap Market System as of the close of trading on February 17, 2000.
(2) Calculated by multiplying the aggregate offering amount of $22,459,900 by .000264.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC acting pursuant to said Section 8(a), may determine.

================================================================================

                    SUBJECT TO COMPLETION FEBRUARY 23, 2000

P R O S P E C T U S

                                2,364,200 SHARES
                          THE NETWORK CONNECTION, INC.
                                  COMMON STOCK

     The Network Connection Inc. has registered for sale 2,364,200 shares of common stock. Global Technologies, Ltd. owns 2,000,000 of these shares.
Continental  Capital  & Equity  Corporation  owns  29,500 of these  shares.  The balance of the registered shares can be acquired upon the exercise of outstanding warrants. Goodbody International, Inc., Continental Capital & Equity Corporation, Emden Consulting Corp., and the Waterton Group, LLC own warrants which entitle them to acquire 184,700, 100,000, 25,000 and 25,000 of these shares. In this Prospectus, we refer to Global Technologies, Goodbody International, Continental Capital & Equity, Emden and Waterton collectively as the "selling shareholders." The Network Connection will not receive any proceeds from the sale of these shares.

* The selling shareholders may offer their Network Connection common stock through public or private transactions, on or off the Nasdaq SmallCap Market, at prevailing market prices, or at privately negotiated prices.

* The Network Connection's common stock is traded on the Nasdaq SmallCap Market under the symbol TNCX. On February 17, 2000, the last reported sales price of our common stock was $9.50 per share.

--------------------------------------------------------------------------------
   PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR A DISCUSSION OF CERTAIN FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH ANY DECISION TO PURCHASE SHARES
                               IN THIS OFFERING.
--------------------------------------------------------------------------------

     The Network Connection may amend or supplement this prospectus from time to time by filing amendments or supplements as required. Please read this entire prospectus and any amendments or supplements carefully before making your investment decision to purchase shares in this offering.

     The Network Connection has filed a registration statement with the Securities and Exchange Commission, which includes this prospectus, relating to these securities.

     The information in this prospectus is not complete and may be changed. The selling shareholders will not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

     The Network Connection's principal executive offices are located at 222 North 44th Street, Phoenix, Arizona 85034. The Network Connection's telephone number is (602) 629-6200.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is March __, 2000.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS............................    1
RISK FACTORS...............................................................    2
USE OF PROCEEDS............................................................    8
MARKET FOR OUR COMMON STOCK AND RELATED SHAREHOLDER MATTERS................    9
OUR BUSINESS...............................................................    9
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS................................................   19
MANAGEMENT.................................................................   26
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.............   32
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............................   33
DESCRIPTION OF SECURITIES..................................................   34
SELLING SECURITY HOLDERS...................................................   35
PLAN OF DISTRIBUTION.......................................................   35
DISCLOSURE OF THE SEC'S POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES.................................................   37
EXPERTS....................................................................   38
LEGAL MATTERS..............................................................   38
WHERE YOU CAN FIND MORE INFORMATION........................................   38
DEALER PROSPECTUS DELIVERY OBLIGATION......................................   38
INDEX TO FINANCIAL STATEMENTS..............................................  F-1

     We are a Georgia corporation. Our principal executive offices are located at 222 North 44th Street, Phoenix, Arizona 85034, and our telephone number is
(602) 629-6200. In this prospectus, "The Network Connection," "we," "us," and "our," and other possessive and other derivations thereof, refer to The Network Connection, Inc. and its consolidated subsidiary, unless the context otherwise requires.

     You should rely only on the information provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

     SEE THE SECTION OF THIS PROSPECTUS ENTITLED "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN THE COMMON STOCK OFFERED IN THIS PROSPECTUS. ALL TRADEMARKS AND TRADENAMES APPEARING IN THIS
PROSPECTUS  ARE  THE  PROPERTY  OF  THE  NETWORK  CONNECTION,  UNLESS  OTHERWISE
INDICATED.

                 FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

     This prospectus includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. This Act provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves as long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results.

     All statements other than statements of historical fact we make in this prospectus are forward-looking. In particular, the statements in this prospectus regarding our future results of operations or financial position are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology.

     Forward-looking statements reflect our current expectations but are inherently uncertain. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should understand that future events, in addition to those discussed elsewhere in this prospectus, particularly under "Risk Factors," and also in prior filings made by us with the Securities and Exchange Commission, could affect our future operations and cause our results to differ materially from those expressed in our forward-looking statements. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements contained in this prospectus.

                                  RISK FACTORS

     Investing in our common stock will subject you to risks inherent in our business. The performance of our common stock will reflect the performance of our business relative to, among other things, our competition, general economic and market conditions and industry conditions. The value of your investment may increase or decline and could result in a total loss. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in our common stock.

WE HAVE A LIMITED OPERATING HISTORY UNDER NEW MANAGEMENT AND ARE IMPLEMENTING A NEW BUSINESS STRATEGY THAT MAY NOT PROVE SUCCESSFUL.

     On May 18, 1999, Global Technologies, Ltd. acquired control of us. As of the date of this prospectus, on a fully converted basis, Global Technologies owned approximately 81% of our common equity. In connection with its acquisition, Global Technologies elected a new board of directors which, in turn, put in place a new management team. The new management team has modified our business strategy. We used to focus solely on video server sales to the education market and entertainment system sales to airlines and cruise ship lines. By contrast, our focus under new management is sales of interactive information and entertainment systems to four markets: the hotel and hospitality, cruise ship, educational institutions and corporate training, and rail passenger markets. Because this strategy has only been implemented recently, there is virtually no operating history on which to evaluate the strategy's prospects and new management's ability to implement it. There is no assurance that we will have success in implementing our new strategy, or that we will obtain the financial returns sufficient to justify the expenditures we have made, and will continue to make, in hopes of penetrating our newly designated target markets.

WE HAVE A HISTORY OF LOSSES AND EXPECT CONTINUED LOSSES.

     We generated revenues of $11.1 million and $18.8 million for the fiscal years ended October 31, 1997 and 1998, respectively, and realized net losses for those years of $53.2 million and $7.2 million, respectively. For the eight-month transition period ended June 30, 1999, we generated revenues of $0.9 million, and realized net income of $2.3 million (this net income was due entirely to reversal of prior accruals). For the six months ended December 31, 1999, we generated revenues of $5.7 million on which we realized a net loss of $1.4 million. Almost all of the revenues generated came from the sale of 195 Cheetah(R) video servers in connection with the Georgia Metropolitan Regional Education Services Agency (MRESA) Net 2000 project. Without these sales, we would have had a loss of $3.4 million for the six months ended December 31, 1999. As of December 31, 1999, our accumulated deficit was $84.4 million and working capital was $1.9 million.

     Prior management entered into an agreement with Carnival Cruise Lines which obligates us to install CruiseView(TM) systems on all ships designated by Carnival through December 2002. We have already installed systems on two Carnival ships. The cost of building and installing CruiseView(TM) systems on Carnival ships pursuant to that agreement may exceed the revenue we can earn under the agreement. Revenue is derived by us from upfront payments we receive when we install the system and payments received thereafter through a revenue share agreement. If Carnival requests that we build and install CruiseView(TM) systems on additional ships under the agreement, we could lose money, which would have a negative effect on our working capital. We are currently endeavoring to renegotiate the terms of the agreement with Carnival, but give no assurance that we will be successful in doing so.

WE WILL REQUIRE ADDITIONAL FINANCING.

     We will need to invest a great deal of capital in the implementation of our new business strategy. The sales-cycle time for our products and services is long. Consequently, even if our new strategy is successful, unless we can obtain additional sales orders in the short-term from the education market, we will continue to incur losses in the foreseeable future. In addition, we will require substantial capital to purchase and install equipment for sales in our other markets. In addition, because of the long sales cycle for our systems, we will require additional working capital to fund operations, including inventory and accounts receivable. There is no assurance we will be able to obtain such working capital. Therefore, our accumulated deficit will probably increase, working capital will probably decrease, and we will need to obtain financing to implement our business plan.

     Although we signed a letter of intent in January, 2000 to obtain net loan proceeds of $5.8 million, we and the prospective lender have been unable to reach agreement on certain material terms of the proposed transaction. Accordingly, we do not anticipate pursuing this financing. We will therefore require financing, including equipment financing for hotel sales, to implement our new business strategy.

WE HAVE A VERY SMALL BACKLOG OF ORDERS.

     We have received only two orders for installation of our InnView(TM) system -- one for a hotel in California and another for a hotel in Arizona. In January, 2000 we received notice from Carnival that it desires that we install a CruiseView(TM) system on a third Carnival ship; however, we have not yet received the required deposit and have not taken any action toward the third ship installation. We do not believe our sales to date are sufficient to determine whether there is meaningful demand for our products. We intend to continue to devote significant resources to our sales and marketing efforts in an effort to promote interest in our products. There is no assurance that we will be successful with these efforts or that significant market demand for our products will ever develop.

WE MAY NOT BE ABLE TO MANAGE OUR PLANNED GROWTH.

     We have expanded and plan to continue to expand our business operations during fiscal year 2000. This expansion could strain our limited personnel, financial, management and other resources. To implement our new business strategy, we will need to, among other things, maintain and expand our current sales and marketing efforts. In addition, we will need to adapt our financial planning, accounting systems and management structure to accommodate the growth if it occurs. Our failure to anticipate or manage our growth, if any, could adversely affect our business, operating results and financial condition.

OUR SYSTEMS MAY SUFFER FROM DEFECTS.

     The systems we sell incorporate a combination of sophisticated computer chip, electronic circuit and network technology. To enhance the operation of our systems and adapt them for the various environments in which they are installed, we modify and reconfigure our systems from time to time. In addition, we rely on subcontractors to manufacture, assemble and install many components of our systems. Although we have quality control procedures designed to detect manufacturing and system design errors and although we test our products extensively before marketing them, any component product may contain flaws we are unable to detect through these procedures. There is no assurance that we will identify all defects. We believe that reliable operation will be an important purchase consideration for our customers. Failure to detect and prevent design flaws or flaws within components of our systems could adversely affect our business, financial condition and operating results.

WE FACE SIGNIFICANT COMPETITION.

     The market for our systems, products and services is highly competitive and competition is likely to intensify.

     * The major competitors in our hotels and hospitality market are On Command Corporation, LodgeNet Entertainment Corporation and Quadriga. On Command currently serves an estimated 900,000 rooms and LodgeNet, approximately 700,000 rooms. We are unable to determine the extent of Quadriga's market. On Command and LodgeNet focus their sales and marketing efforts on North American properties, whereas Quadriga markets its products primarily to European hotels and, to a much lesser extent, Middle Eastern and African hotels.

     * In the cruise ship market, we compete primarily with Allin Corporation and Siemens. We estimate that Allin currently has systems installed on seven cruise ships, and Siemens has a system installed on one.

     * In the education and corporate training market, our servers compete primarily with those of other companies that manufacture video server products, such as Sony, Dell, Gateway, Silicon Graphics, Compaq and Hewlett Packard. We are unaware of any significant competitors marketing entire interactive systems to the education and corporate training market.

     * SmartWorld, a UK-based company, has announced its intention to develop and offer a limited video-on-demand system for the passenger rail market. In addition, we are aware that another UK-based company, ALSTOM, is planning to create a subsidiary to develop systems competitive with ours for the passenger rail industry.

     All of these companies have greater financial, technical and marketing resources than we do. Moreover, each of them is well established in its respective market and has developed customer and end user goodwill and brand recognition that may be difficult for us to overcome. We expect that, to the extent that the market for our systems, services and products develops, competition will intensify and new competitors will enter our designated target markets. For example, large manufacturers of in-flight entertainment systems may consider entry into any of our markets.

     We may not be able to compete successfully against existing and new competitors as the market for our systems, products and services evolves and the level of competition increases. A failure to compete successfully against existing and new competitors would have a materially adverse effect on our business and results of operations.

GLOBAL TECHNOLOGIES EXERCISES SUBSTANTIAL CONTROL OVER US.

     Even assuming that Global Technologies sells all of the shares that it is offering under this prospectus, it will own shares of our capital stock after this offering which will entitle it to elect a majority of our directors. Consequently, Global Technologies will be able to exert virtually unlimited influence over the direction of our business and policies.

WE DEPEND ON KEY EXECUTIVES.

     Our potential for success depends significantly on certain key management employees, including our Chairman and Chief Executive Officer, Irwin L. Gross, our President and Chief Operating Officer, Frank E. Gomer, our Chief Financial Officer, Morris C. Aaron, our division heads, Stephen J. Ollier, James D. Oots, Theodore P. Racz and Scott W. Currier, and our Vice President - Engineering, James E. Riner. The loss of the services of any one of them or of any of our other key employees would have a materially adverse effect on us. We also believe that our future success will depend in large part on our ability to attract and retain additional highly skilled content, technical, management, sales and marketing personnel. Competition for quality, highly-skilled employees is intense. We give no assurance that we will be successful in retaining our key personnel or in attracting and retaining the personnel we require for expansion.

WE MAY NOT BE SUCCESSFUL IN PROCURING AND PROVIDING COMPELLING CONTENT FOR OUR SYSTEMS.

     Being able to procure and provide compelling content for our interactive information and entertainment systems is integral to our success. Our revenue models in each of our target markets, other than the education and corporate training market, involve the provision of system infrastructure by us at less than cost. In fact, in the hotel and hospitality market, the model involves provision of the system infrastructure at no cost to our customers. Our plan is to receive a share of the revenue generated from the content that we procure and provide for use through the systems pursuant to a multi-year contract.

     We are in the process of acquiring the rights to and packaging suites of content to be provided through our systems, each suite being specific to the environment in which the system is being installed. For example, the content provided through CruiseView(TM) will be intended to appeal to cruise ship travelers, the content provided through InnView(TM) will be intended to appeal to hotel guests, and the content provided through TrainView(R) will be intended to appeal to rail passengers. We give no assurance that we will be able to develop, procure or integrate a compelling suite of content for any of our systems. If we are unable to do so, system-users will not use the system and we will not earn content revenues. Our business would be adversely affected because we rely on the content revenue to make up for the discount we allow on the system infrastructure. In addition, if we were unable to provide compelling content, our target customers would not likely be receptive to our systems, which would adversely affect our business, as well.

OUR QUARTERLY OPERATING RESULTS WILL VARY.

     We expect to experience significant fluctuations in our operating results. Fluctuations in operating results may cause the price of our common stock to be volatile. Our operating results may vary as a result of many factors, including:

     * our ability to implement our new business strategy, which requires the commitment of a great deal of capital, developing new applications for our interactive information and entertainment systems and penetrating newly designated target markets, such as the passenger rail, hotel and hospitality and corporate training industries;

     *    our ability to integrate, retain and manage our new management team;

     * our ability to generate further revenues on a profitable basis from the markets in which we currently operate, such as the education and cruise ship markets;

     *    our  ability  to  procure  and  provide   desirable  content  for  our
          interactive information and entertainment systems;

     * our ability to generate orders so as to manage the long sales cycle for our systems. This sales cycle involves evaluation and customization of a system for each project, a test installation of each customized system, and negotiation of related agreements from other providers, such as movie and Internet access providers. All of this is prior, in most cases, to a contract being signed between us and a prospective purchaser of our systems; and

     *    our ability to compete successfully in our designated target markets.

     Each of these factors is difficult to control and forecast. Thus, they could have a material effect on our business, financial condition and results of operations. For example, during the quarter ended September 30, 1999, we recorded revenue of approximately $5.3 million from sales in connection with the Georgia MRESA Net 2000 project. We have not received any additional orders in connection with that project, nor have we recorded significant revenue in connection with any project since then. In addition, because the Carnival agreement provides for evaluation periods with respect to each installed system, we defer recognition of Carnival revenue until the end of the respective evaluation period. Because two evaluation periods ended in January 2000, we expect to record $2.1 million of revenue from Carnival sales in the quarter ending March 31, 2000; however, no profit will be recognized because we use the cost recovery method of accounting due to the uncertainty of revenue under revenue-sharing arrangements in the Carnival agreement. The cost recovery method of accounting requires all costs to be recognized before profits may be realized. Profits, if any, may result in future periods from our revenue sharing agreements with Carnival.

     Notwithstanding the difficulty in forecasting future sales, we nonetheless must undertake research and development and sales and marketing activities and other commitments months or years in advance. Accordingly, any shortfall in product revenues in a given quarter may have a materially adverse effect on our business, because we are unable to adjust expenses during the quarter to match the level of product revenues, if any, for the quarter. We believe that period-to-period comparisons of our operating results are not meaningful. If our operating results in one or more quarters do not meet expectations, the price of our stock could decrease.

OUR STOCK PRICE MAY BE VOLATILE.

     The market price for our common stock may be affected by a number of factors, including the announcement of orders for our products or product enhancements by us or competitors, the loss of services of one or more of our key employees, quarterly variations in our results of operations or those of our competitors, changes in earnings estimates, developments in our industry, sales of substantial numbers of shares of our common stock in the public market, general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors. To date,

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the  market  price for our common  stock has been  volatile  and has  fluctuated significantly. The trading price of our common stock is likely to continue to be highly volatile. In addition, the stock market in general and the market for technology-oriented companies in particular, have experienced extreme price and volume fluctuations. These broad market and industry factors may materially and adversely affect the market price of our common stock, regardless of our actual operating performance.

THE MARKETS IN WHICH WE OPERATE ARE CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGE.

     The markets in which we operate are characterized by rapid technological change, frequent new product and service introductions and evolving industry standards. Significant technological changes could render our existing technologies, products and services obsolete. The networking solutions, content and server markets' growth and intense competition exacerbate these conditions. If we are unable successfully to respond to these developments or do not respond in a cost-effective way, our business, financial condition and operating results will be adversely affected. To be successful, we must adapt to these rapidly changing markets by continually improving the responsiveness, services and features of our products and services and by developing new features and gathering new and appealing content to meet the needs of our customers. We also need to respond to technological advances and emerging industry standards in a cost-effective and timely manner.

OUR INTELLECTUAL PROPERTY MAY NOT BE ADEQUATELY PROTECTED AND WE MAY INFRINGE THE RIGHTS OF OTHERS.

     Our success will depend in part on our ability to protect our proprietary technology. We rely primarily on a combination of trademark laws and employee and third-party nondisclosure agreements to protect our proprietary rights. Further, we intend to distribute our products in a number of foreign countries. The laws of those countries may not protect our proprietary rights to the same extent as the laws of the United States. We may be involved from time to time in litigation to determine the enforceability, scope and validity of our proprietary rights, or to defend ourselves from third parties asserting infringement claims against us. Any such litigation could result in substantial costs to us and could divert our management and technical personnel away from their normal responsibilities.

WE MAY NOT BE ABLE TO OBTAIN CRITICAL COMPONENTS FROM OUR SUPPLIERS.

     Currently, we obtain certain key components used in our systems and products from a number of sources. We do not have long term supply contracts with these or any other component vendors and we purchase all of our components on a purchase order basis. Component shortages may occur and we may not be able to obtain the components we need in a timely manner or on a commercially reasonable basis. In addition, we subcontract for the manufacture, assembly and installation of many components of our systems. If we were unable to obtain sufficient quantities of key components used in our systems or products due to availability of raw material and labor or to other constraints beyond our control, we could experience delays in the development of our systems or in product shipments, or be forced to redesign our systems or products. Any of these scenarios would have a materially adverse affect on our business. In addition, there is no assurance that our subcontractors will be able to support our manufacturing, assembly and installation requirements in the future.

SALES OF OUTSTANDING SHARES MAY HURT OUR STOCK PRICE.

     Sales of a substantial number of shares of common stock in the public market in connection with and following this offering could adversely affect the market price for our common stock. On the date of this prospectus, we had 12,401,906 shares of common stock outstanding. Approximately 40% of these shares are, and upon effectiveness of this registration statement 56% of these shares will be, freely tradeable without restriction under the Securities Act of 1933. The remaining shares may be sold in accordance with Rule 144 promulgated under the Securities Act when the applicable holding period has been satisfied. In addition, we have registered a total of 1.3 million shares of our common stock reserved for issuance under our stock option plans, of which an aggregate of approximately 353,975 shares had been issued as of the date of this prospectus. The remaining 946,025 shares, when and if issued, would be freely tradeable (unless acquired by any of our affiliates, in which case they would be subject to volume and other limitations under Rule 144). In addition, we are registering 334,700 shares underlying warrants pursuant to this prospectus which will be freely tradable upon effectiveness of this registration statement.

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WE MAY BE SUBJECT TO REGULATION.

     In the United States, we are not currently subject to direct regulation other than federal and state regulation applicable to businesses generally. However, changes in the regulatory environment relating to the telecommunications and media industry could have an adverse effect on our business as it relates to the procurement of content for our systems. For example, there are laws in existence prohibiting the use of an interactive computer service to send or display "indecent" communications to minors or to knowingly and intentionally permit a telecommunications facility controlled by a minor to be used for such purposes and laws that make it illegal to traffic by computer in obscene or child pornographic materials. Although we do not believe that our activities violate any of these laws, we cannot predict how a court would interpret these laws and what duties might be imposed on us.

     Other legislative proposals from international, federal and state governmental bodies in the areas of content regulation, intellectual property, privacy rights and state tax issues could impose additional regulations and obligations on us. We cannot predict whether or not any legislation of these types might pass, nor the financial impact, if any, the resulting regulation may have on us. Moreover, the applicability to content, online service and Internet access providers of existing laws governing issues such as intellectual property ownership, libel and personal privacy is uncertain. The law relating to the liability of online service companies and Internet access providers for information carried on or disseminated through their systems is also currently unsettled and has been the subject of several recent private lawsuits. If similar actions were to be initiated against us, costs incurred as a result of such actions could have a material adverse effect on our business.

     We may offer gaming activities from time to time through our interactive information and entertainment systems in those jurisdictions where we may do so legally. Gaming activities are highly regulated and illegal in most jurisdictions in the United States. Complying with gaming laws and regulations at both the state and federal levels could result in added expense, lower margins and delays in implementing gaming options for use through our systems.

     Additionally, we must generally comply with various safety regulations when installing our systems. Compliance with these regulations may increase the expense of a system and decrease our margins, or delay, or even prevent, installation, any of which could have an adverse effect on our business.

WE ARE A DEFENDANT IN A MULTI-DISTRICT, MASS-TORT CLASS ACTION LAWSUIT.

     On September 2, 1998, Swissair flight 111 crashed. The aircraft involved in the crash was a McDonnell Douglas MD-11 equipped with an in-flight interactive entertainment system developed by the Interactive Entertainment Division we acquired from Global Technologies. Since then, a number of claims have been filed by the families of the victims of the crash. We have been named as one of the many defendants, including Swissair, Boeing, DuPont and Global Technologies, in this consolidated multi-district litigation. Global Technologies' aviation insurer is defending us in the action. Global Technologies has $10.0 million in insurance coverage related to the action. Global Technologies also has an umbrella policy for an additional $10.0 million in coverage, however, Global Technologies and the umbrella carrier are currently litigating the applicability of this policy to the action. We did not assume any liability of Global Technologies in connection with the Swissair crash. If liability is assessed against us directly, to the extent this liability exceeds the available insurance, our business will be adversely affected.

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OUR  ARTICLES  OF   INCORPORATION   PROVIDE  FOR  LIMITATION  OF  LIABILITY  AND
INDEMNIFICATION.

     As permitted by Georgia law, our articles of incorporation contain provisions that eliminate the personal liability of directors for monetary damages to us or our shareholders for breach of their fiduciary duties. These provisions do not limit the liability of any director:

     * for any appropriation of a business opportunity of ours in violation of the director's duty;

     * for acts or omissions which involve intentional misconduct or a knowing violation of law;

     * for any dividend payment, stock repurchase, stock redemption or distribution in liquidation that is prohibited under Georgia law; and

     * for any transaction from which a director derived an improper personal benefit.

     These provisions do not limit or eliminate our rights or the rights of any shareholder to seek an injunction or any other non-monetary relief in the event of a breach of a director's fiduciary duty.

     Our articles of incorporation also provide for indemnification of directors against expenses and liability (including amounts paid in settlement) arising out of third-party proceedings (as well as proceedings brought by or in our right), provided that the liability has not been incurred in a proceeding determined against the director for any of the reasons set out above. The purpose of these provisions is to assist us in retaining qualified individuals to serve as directors by limiting their exposure to personal liability. We maintain directors and officers liability insurance for coverages that are customary for companies of similar size and in similar circumstances in our industry.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of our common stock being sold pursuant to this prospectus. The selling shareholders will receive all net proceeds from any sale of such shares.

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                           MARKET FOR OUR COMMON STOCK
                         AND RELATED SHAREHOLDER MATTERS

                          PRICE RANGE OF COMMON STOCK

     Our common stock is listed on the Nasdaq SmallCap Market under the symbol "TNCX." The table below sets forth the range of quarterly high and low closing prices for our common stock on the Nasdaq SmallCap Market during the quarters indicated.

QUARTER ENDED                                    HIGH                   LOW
-------------                                    ----                   ---
March 31, 2000
 (to the date of this prospectus)               $13.375                $5.375
December 31, 1999                                 7.000                 1.438
September 30, 1999                                2.906                 1.250
June 30, 1999                                     3.375                 1.375
March 31, 1999                                    3.938                 2.125
December 31, 1998                                 4.125                 2.000
September 30, 1998                                4.938                 1.813
June 30, 1998                                     5.688                 3.188
March 31, 1998                                    7.125                 3.625

RECORD HOLDERS OF OUR COMMON STOCK

     As of the date of this prospectus, there were approximately 100 holders of record of our common stock, and we believe there are approximately 2,200 beneficial holders of our common stock, based on broker requests for distribution.

DIVIDEND POLICY

     We have not paid any dividends on our common stock in the last two years and we do not expect to do so in the foreseeable future.

                                  OUR BUSINESS

GENERAL DESCRIPTION OF OUR BUSINESS AND RECENT DEVELOPMENTS

     We design, manufacture, install and maintain advanced, high-performance computer servers and interactive, broadband information and entertainment systems, and procure and provide the content available through the systems. These all-digital systems deliver an on-demand multimedia experience via high-speed Internet Protocol (IP) networks. Our systems are scaleable, meaning that they can effectively accommodate increasing or decreasing numbers of users.

     Our targeted markets for these systems are owners and operators of hotels and time-share properties, cruise lines, educational institutions and corporate training, and passenger train operators. We have recently created four operating divisions, one to focus on each of these markets. We have also created a fifth division which acquires, packages and monitors the content available through all of our systems. In each division, we have had the following significant recent developments:

     * HOTEL & HOSPITALITY DIVISION - In December 1999, we hired Theodore P. Racz and Scott W. Currier to lead the division. Since their joining us we have received orders from two hotels for installation of our interactive information and entertainment systems for hotel and time-share properties, which we call "InnView(TM)."

     * CRUISE SHIP DIVISION - The evaluation periods for both of the Carnival ships on which we installed CruiseView(TM) ended in January 2000.
          Carnival  did not  elect  to  return  our  systems,  so we  expect  to

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          recognize  $2.1  million in revenue  for the  quarter  ended March 31,
          2000. We have received a notice from Carnival that they desire us to install a CruiseView(TM) system on a third Carnival ship; however, we have not received the required deposit. We are not obligated to perform the installation until the required deposit is received.

     * EDUCATION & CORPORATE TRAINING DIVISION- In September 1999 we completed delivery and installation of 195 Cheetah(R) video servers to Georgia schools in connection with the Georgia Metropolitan Regional
          Education Services Agency (MRESA) Net 2000 project. We received payment of $5.3 million in connection with the project. In December 1999, we hired James D. Oots to lead the division.

     * PASSENGER RAIL DIVISION- In September 1999 we hired Stephen J. Ollier to lead the division. We have submitted pricing proposals to two of the world's largest train operators for new and retrofit installations of TrainView(R) systems.

     Guest Services available through our CruiseView(TM) and InnView(TM) Systems include:

     *    on-demand films, short video features and music videos;

     *    free-to-guest television programs;

     *    concierge information and reservations;

     *    in-room guest messaging and bulletin boards; and

     *    in-room folio review, express check-out and guest surveys.

     Eventually, we also plan to include the following guest services through our InnView(TM) System:

     *    high-speed access to the World Wide Web and e-mail;

     *    voice-over IP (i.e., long distance telephone calls over the Internet);

     *    e-commerce services, such as interactive shopping;

     *    interactive  games and  casino-style  gambling where permitted by law;
          and

     * interactive advertising and promotion of customer events, shops and restaurants.

BUSINESS STRATEGY

     Our primary objective is to be a leading provider of scaleable multimedia, interactive information and entertainment systems. To this end, we have developed the following strategies:

     * BE RECOGNIZED AS A TOTAL SOLUTION PROVIDER. We must continue to develop our content division, which will acquire, package and monitor a broad range of compelling multimedia content tailored to appeal to the typical end-users in each of our market segments. We believe this is necessary so that we can be viewed by our customers not as a system infrastructure provider, but rather as a total solution provider.

     *    LEVERAGE OUR CORE TECHNOLOGY  ACROSS MARKET SEGMENTS.  We need to find
          new  markets  and   applications   for  our   systems,   products  and
          technologies.

     * NURTURE KEY BUSINESS PARTNERS AND STRATEGIC ALLIANCES. We must nurture our existing business relationships, and develop new ones with partners with strong national and international presences. We must use these business relationships to further penetrate our targeted markets.

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
     * DEVELOP OUR NEWLY CREATED DIVISIONS AND PENETRATE FURTHER THE MARKETS THEY SERVE. We must continue to invest in our newly created divisions and staff them with the skilled professionals necessary to effectively and efficiently maximize order generation for our systems, products and services in the markets they serve.

     * INVEST IN OUR CORE COMPETENCIES. We must continue to attract and retain highly skilled professionals in these critical disciplines: industry specific marketing and sales; multimedia content development, acquisition and management; systems and software engineering; supplier management; finance; contracts administration; and program management applied to large-scale systems.

PRODUCTS AND SERVICES

     TECHNOLOGY

     The hardware for our interactive systems consists of high speed Cheetah(R) servers, multiple disk drives, switches, cabling, set-top personal computers, and televisions or other electronic displays to serve as monitors for our systems. Our TransPORTAL(TM) system software is based on standardized Web browser component technology. Our systems provide a variety of informative, entertainment and interactive content which may be accessed and viewed in the hotel room or cruise ship cabin on demand. Our systems are 100% digital and offer our customers flexibility in adding new content to the system, as well as the ability to brand their marketing vision via the "look and feel" of the underlying graphical user interface.

     Dual, fault-tolerant Cheetah(R) servers serve as the heart of our systems. One Cheetah(R) server serves as the local area network backbone and can provide 100 megabit connectivity to each user on the system. The scaleable architecture of our server is based on Intel processors and Microsoft operating systems. Our systems interface with both color flat panel computer monitors and television displays.

     The design for our interactive information and entertainment systems are proprietary to us, as are our Cheetah(R) video servers and TransPORTAL(TM) software tools. However, other hardware used in our systems is predominantly commercial, off-the-shelf hardware, based on non-proprietary or open-system computer and IP network standards. We believe that this use of available commercial hardware allows us to outsource component product manufacturing to suppliers without compromising overall product quality and reliability. We believe that it also allows us to focus our operations resources on supplier management, final assembly and testing.

     Each of our servers can serve up to 400 simultaneous users. We install enough servers in each customer location so that the total number of servers, when multiplied by 400 users per server, will meet customer specifications in terms of the maximum number of expected users at any time.

     TURNKEY INTERACTIVE INFORMATION AND ENTERTAINMENT SYSTEMS

     We currently market three customized turnkey systems. Each of these systems is built on our Cheetah(R) servers and TransPORTAL(TM) software package. We customize the content available through our systems to provide the best total solution for our respective market purchasers:

     * CruiseView(TM) is our system solution for the cruise ship market. We currently provide gaming and entertainment content for use by cruise ship passengers, and Carnival provides additional content on shore excursions and free-to-guest services. Passengers on the cruise ship can watch select movies and play games on the system on a pay-per-use basis. In accordance with our contract with Carnival, we share in the usage revenue on a negotiated percentage basis.

     * InnView(TM) is our system solution for the hotel and time-share market. In accordance with our two hotel agreements, we will provide interactive and entertainment content for use by the hotel guests. The system is also designed to provide Internet access over the television, voice over IP, and concierge and other guest services. Some of the content is available free of charge, and some is available on a pay-per-use basis. We share the revenues from the pay-per-use content with the hotel on a negotiated percentage basis.

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
     * TrainView(R) is our newest system solution. We anticipate that our TrainView(R) system will provide interactive, entertainment and other content to be determined in conjunction with future customers, if any. We have developed a TrainView(R) prototype, which we are currently marketing to train operators in Europe and Asia.

     SERVER SALES

     Our current business strategy is to offer and sell complete, turnkey interactive information and entertainment systems. However, a substantial portion of our revenues generated since June 30, 1999 have come from the sale of our Cheetah(R) video servers which have been installed as part of a system designed and installed by others. Although we will continue to offer and sell the servers as stand-alone, high-end, video servers, we are endeavoring to be known as a total system solution provider in the education market as well as in the other markets we serve.

     CONTENT

     We obtain the content which we show on our systems in several different ways. General audience and adult films are obtained by licensing products from industry suppliers. Other content is purchased or licensed from other providers.

     We expect to expand all of our systems to include additional content and features, such as Internet access, on-line shopping and local entertainment guides. We are currently developing our content division which will oversee this development. Our content division is also looking to provide a total solution system for the education and corporate training markets.

OUR HISTORY

     We were incorporated in Georgia in 1985 and our common stock is listed on the Nasdaq SmallCap Market under the ticker symbol "TNCX." Our primary focus under prior management from inception to 1995 was providing video products and services to the educational market. After an initial public offering in 1995, prior management began to market interactive information and entertainment systems to the commercial airline and passenger cruise ship industries.

     Our AirView(R) product was installed on two Fairlines Airlines aircraft. In addition, the in-flight entertainment system developed by the Interactive Entertainment Division we acquired from Global Technologies was installed on 19 Swissair aircraft, 2 Debonair Airlines aircraft and 3 Alitalia aircraft. The heavily regulated nature of the airline market prohibitively increased our costs. Fairlines filed for bankruptcy protection and we were never able to collect the amounts owed to us. These facts, together with the Swissair litigation, led us and Global Technologies to stop pursuing this market in 1998. See "Risk Factors - We are a defendant in a multi-district, mass tort class action lawsuit."

     In addition, prior management entered into agreements with Carnival Cruise Lines and Star Cruises to install our systems on their cruise ships. Operational problems on the Star cruise ship led Star to cancel its agreement, and we were unable to recover our investment. Prior management also installed a system on one Carnival ship. Under the Carnival agreement, we are obligated to remove any installed system and refund Carnival's payments for that system for a period of time after installation. As a result, at December 31, 1999, we had recorded Carnival receipts as deferred revenues until the end of the applicable evaluation periods. The evaluation periods for the first two ships ended in January 2000. Consequently, we expect to recognize revenues in the amount of $2.1 million in the quarter ending March 31, 2000; however, no profit will be recognized because we use the cost recovery method of accounting. The cost recovery method of accounting requires all costs to be recognized before profits may be realized.

     Early in 1999, prior management's inability to collect receivables and other administrative problems left us struggling financially and in need of capital. In May 1999, Global Technologies, Ltd., a Delaware corporation listed on the Nasdaq National Market under the ticker symbol "GTLL," acquired majority control of us by exchanging the assets of its Interactive Entertainment Division and approximately $4.25 million in cash for 1,055,745 shares of our common stock and 2,945,400 shares of our Series D Convertible Preferred Stock. This transaction gave Global Technologies ownership of approximately 60% of our then

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
outstanding common equity on a fully diluted basis. Through a series of additional transactions, Global Technologies acquired additional shares of our common stock and shares of our Series B Convertible Preferred Stock so that, on a fully converted basis, it now owns approximately 81% of our outstanding common equity. The transaction brought together synergistic technologies, and the engineering and program management capabilities of two companies experienced in the field of developing, manufacturing, marketing and installing interactive information and entertainment systems.

     In connection with the acquisition, Global Technologies elected a new board of directors, which put in place our current management team.

OUR DIVISIONS AND MARKETS

     Under new management, we have identified four primary markets for our products and services. We believe these markets represent opportunities to achieve substantial market share and profitability. These markets are hotels and time-share properties, cruise ships, educational institutions and corporate training, and long-haul passenger trains. In an effort to capitalize on opportunities in these markets, we have formed separate vertical sales and marketing divisions, and have recently hired experienced executives to lead three of the four divisions.

     HOTELS AND TIME-SHARE PROPERTIES

     Because cruise ships are essentially "floating" hotels, as a natural extension to providing interactive information and entertainment systems to the cruise ship industry, we have begun to market our products and services to "land-based" hotels and time-share properties in North America. In addition, we are in the process of developing sales and marketing strategies for hotels and time-share properties in Europe, Asia and South America. We call the system we market to the hotel and time-share market "InnView(TM)." Initially, we are focusing our efforts on hotels with 150 or more rooms.

     We formed our Hotel & Hospitality Division in December 1999 and hired two experienced sales and marketing executives, Theodore P. Racz and Scott W. Currier, to lead the division. In January 2000, we entered into contracts with Radisson Resorts to install InnView(TM) in its 320-room Knott's Berry Farm Hotel in Buena Park, California, and with Embassy Suites to install InnView(TM) in its 270-room Embassy Suites Resort at Stonecreek in Paradise Valley, Arizona. We expect our systems to become operational in June, 2000 and March, 2000, respectively. To date we have not installed InnView(TM) in any hotel or time-share properties.

     Management believes there are approximately 3.6 million rooms in the domestic hotel market, approximately 1.9 million of which do not have in-room information and entertainment systems. Management also believes there are almost
0.5 million time-share properties which also do not have installed information and entertainment systems. Of the unserved hotel rooms, we estimate that approximately 0.8 million would meet the economic criteria for installation of our InnView(TM) systems. In addition, we estimate that contracts covering approximately 1.7 million domestic hotel rooms currently served by a competitor's system will come up for renewal over the next five years.

     In addition to installing InnView(TM) systems, we procure and manage the content that is available through the systems. This is an integral part of our hotel and time-share business as the InnView(TM) system itself is provided to the hotel or time-share customer at little to no cost. Our revenue is expected to be generated pursuant to contracts for the provision of the content available through the systems. These contracts generally provide for us to receive a negotiated percentage of all revenue generated from content.

     CRUISE SHIPS

     Management estimates that there are currently more than 70 cruise ships in revenue service with 500 or more guest cabins. We estimate that the current construction schedules for ships of this size show more than 30 new ships entering service between now and the end of 2004. We believe that only ten ships to date have had interactive entertainment and information systems installed.

     Our initial installation of an interactive, broadband information and entertainment system occurred in December 1998, with the installation of our CruiseView(TM) system aboard a Carnival Cruise Lines 1,040-cabin Fantasy Class

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ship. In October 1999 we installed a CruiseView(TM)  system aboard a 1,400-cabin
Destiny Class Carnival ship. We have received a notice from Carnival that it desires that we install a CruiseView(TM) system on a third Carnival ship; however, we have not received the required deposit and have not taken any action toward the third ship installation.

     Current management believes that the cost of manufacturing and installing CruiseView(TM) systems in Carnival ships and providing content for those systems pursuant to the agreement negotiated by prior management may be unprofitable. We are currently working to renegotiate the terms of the agreement with Carnival. To date, we have received a verbal commitment from Carnival to alter the terms of our agreement to allow for us to share in content revenue without a cap on the dollar amount received. We believe this modification will make the agreement more remunerative for us, but we are seeking further concessions from Carnival in the renegotiation process. We give no assurance that we will be successful in obtaining any concessions from Carnival.

     Under the leadership of Dr. Frank E. Gomer, we will continue to market CruiseView(TM) to the cruise ship industry.

     EDUCATION AND CORPORATE TRAINING

     We continue to manufacture our Cheetah(R) family of multimedia servers for the interactive education and corporate training markets. Sales of servers have historically been a core business of ours, with over 2,000 Cheetah(R) video servers sold worldwide.

     In August 1999, we sold multimedia servers in connection with the first phase of the Georgia school systems' Net 2000 project. We supplied our Cheetah(R) video servers as the central backbone of 193 Georgia schools' multimedia networks. Two other Cheetah(R) servers were delivered in connection with the order and installed at the Georgia schools' network operating center. Using our servers, students and teachers are able to access, on-demand, hundreds of hours of digitally stored multimedia content, access the Internet and build interactive courses. The total value of orders received under the program to date is $5.3 million. We believe that this installation is the largest of its kind in the country and that it may well be a model for the expansion of this type of program. Our sales to MRESA were limited to our Cheetah(R) video servers. In the future, we hope to be able to sell entire interactive systems, which we call "EduView(R)," to school related purchasers.

     In 1999, the Federal government instituted the E-Rate Program, which has a primary goal of bringing the Internet and various forms of multimedia content directly to elementary and secondary classrooms. The program makes $2.25 billion available to schools to obtain the technology necessary to achieve this goal. To obtain these funds, a school district must make application and pay a portion of the equipment cost. A significant amount of the funding for our delivery of 195 Cheetah(R) video servers to Georgia schools in connection with the Georgia MRESA Net 2000 project came from the E-Rate Program.

     We formed our Education & Corporate Training Division in December 1999 to promote our interactive products and services to educational institutions and corporate training departments. In addition, we hired James D. Oots as Senior Vice President of this new division. Mr. Oots brings to us a great deal of experience in the corporate training and education markets. Under the leadership of Mr. Oots, we plan to begin marketing our systems and servers to the corporate training market. To date, we have not seriously pursued this market.

     PASSENGER RAIL

     There are currently 11 operators of long-haul passenger trains in the world. We believe that each of these operators are potential customers for our TrainView(R) system over the next several years. The fleets operated by these companies contain an aggregate of approximately 981,000 seats that could be fitted with our TrainView(R) systems. However, to date, no trains have been fitted with information or entertainment systems.

     In September 1999, we formed a Passenger Rail Division to promote our interactive information and entertainment systems for installation at individual seats on long-haul and cross-country passenger trains in the U.S., European and Asian markets. This system is called "TrainView(R)." We announced the appointment of Stephen J. Ollier, the former General Manager of ALSTOM Railway Maintenance Services, Ltd., as President of the division. We believe that Mr. Ollier is uniquely qualified for the position, offering both the technical and industry experience we believe necessary to bring TrainView(R) to the international rail market.

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
     In May 1999, ALSTOM Transport Ltd., a unit of ALSTOM SA, which is one of the largest train manufacturers in the world, contracted with us to engineer TrainView(R) into ALSTOM's high-speed train design. We were paid in connection with the contract but expect no further business from ALSTOM because we have become aware that ALSTOM is in the process of creating a subsidiary to compete with us in the passenger rail market.

     Under the direction of Mr. Ollier, we have submitted pricing proposals to two train operators in the United Kingdom for installation of TrainView(R) systems. To date, we have not installed TrainView(R) on any passenger train.

     ACQUISITION, PACKAGING AND MONITORING OF BROADBAND, MULTIMEDIA CONTENT

     In an effort to capitalize on what we believe to be the advantages of our system architecture and technology, we are developing a division to acquire, package and monitor a broad range of compelling multimedia content tailored to appeal to the typical end-users in each of our market segments. We believe that the provision of compelling content through our systems will encourage user interaction with the system, which, in turn, should maximize pay-for-use revenue generation for us and our customers.

     We believe that our content division will be integral to our success. The revenue generated from content can be long-term and should span the life-cycle of our systems. In addition, because it is generally industry practice in the markets we serve to share the cost of system hardware, and in the hotel market to provide the hardware free of charge, content revenue will be an essential revenue source.

OUR SALES, MARKETING AND DISTRIBUTION

     We currently market our systems, products and services worldwide through the efforts of our sales people in each operating division. We also plan to market our systems through value-added resellers, distributors and alliance partners. System installation and on-site customer support are provided through internal customer engineering personnel and may, in the future, be provided through the efforts of value-added resellers and alliance partners.

     The purchase price for our systems depends upon various factors, such as the size and type of hotel, time-share property, ship or train, and the system features and other requested customization. There is generally a long sales-cycle for our systems because of the need to design the system configuration for the particular environment in which the system will be installed, test each installed system and to negotiate any necessary agreements with other providers. The sales cycle is also dependent upon a number of factors beyond our control, such as the financial condition of the customer, safety and maintenance concerns, regulatory issues, and purchasing patterns of particular operators and the industry generally. This is expected to result in long and unpredictable buying patterns for our systems.

OUR COMPETITION

     We face substantial competition in each of our markets. Some general factors which we believe will influence whether we succeed include:

     * the ability to deliver total system solutions for our customers, including, in particular, content acquisition and management;

     *    system quality, reliability and performance;

     * product hardware and software that can easily be upgraded during the product life cycle;

     *    market-driven pricing of our systems, products and services; and

     * the ability to deliver new sources of revenue generation for our customers.

     There are three major providers of interactive guest services systems in the hospitality market. On Command has the greatest market share with approximately 900,000 rooms, followed by LodgeNet Entertainment Corporation with approximately 700,000 rooms, and Quadriga. On Command and LodgeNet focus their sales and marketing efforts on North American properties, whereas Quadriga markets its products primarily to European hotels and to a much lesser extent Middle Eastern and African Hotels. All of these competitors employ a technology which is different from ours. We believe our systems are superior to those of our competitors because the scalability of our servers permits us to provide the content at each site such that all selections are always available. By contrast, our competitors are sometimes required to omit titles which are temporarily unavailable because the number of copies of those titles at the site are all in use. In addition, we believe that our systems are superior based on the content and features offered, such as Internet connectivity and voice over IP that can be made available through the systems. Our two primary competitors in the cruise ship market are Allin Interactive and Siemens. We estimate that Allin has systems installed on seven cruise ships, while Siemens has a system installed on one.

     Although we have an opportunity to be first-to-market in providing train operators with interactive multimedia information and entertainment system solutions, SmartWorld, a UK-based company, has announced its intention to develop and offer a limited video-on-demand system for the passenger rail market. Matsushita, a leading provider of in-flight entertainment systems in the long-haul commercial airplane market, is considering an entry into this market. In addition, we are aware that ALSTOM is creating a subsidiary in an effort to compete in this market.

     Our Cheetah(R) video servers apply hardware control of video streaming to achieve high-integrity, MPEG-2 quality images and pause, fast-forward, and rewind capabilities. These servers are scaleable to provide up to 400 simultaneous video streams. Competitor video server products in this market, such as are provided by Sony, Dell, Gateway, Silicon Graphics, Compaq and Hewlett Packard, are high-speed, general-purpose servers, with software control of limited video streams (typically less than 10 to 15).

     All of these companies have greater financial, technical and marketing resources than we do. Moreover, our competitors have developed goodwill and name recognition among the hospitality operators whom we call on to solicit sales, and also among end users who have grown accustomed to their offerings. In addition, we expect that to the extent that the market for our systems, services and products develops, competition will intensify and new competitors will enter our designated target markets. We may not be able to compete successfully against existing and new competitors as the market for our systems, products and services evolves and the level of competition increases. A failure to compete successfully against existing and new competitors would have a materially adverse effect on our business and results of operations.

OUR OPERATIONS AND MANUFACTURING

     Contract manufacturers assemble our proprietary systems in the United States. Final assembly, integration, burn-in and functional testing are conducted at our facilities in Phoenix, Arizona or at supplier or customer locations.

     We obtain electronic components and finished sub-assemblies for our system components "off-the-shelf" from a number of qualified suppliers. We have established what we believe to be a comprehensive testing protocol in an effort to ensure that components and sub-assemblies meet our specifications and standards before final assembly and integration. We have elected to procure off-the-shelf component parts and sub-assemblies from suppliers in an effort to ensure better quality control and pricing. To date, we have not experienced interruptions in the supply of component parts and sub-assemblies, and believe that numerous qualified suppliers are available. The inability of our current suppliers to provide component parts to us, coupled with our inability to find alternative sources, would adversely affect our operations.

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
RESEARCH AND DEVELOPMENT

     The  market  for  our  systems  and  products  is  characterized  by  rapid technological change and evolving industry standards, and it is highly competitive with respect to timely product innovation. The introduction of products embodying new technology and the emergence of new industry standards can render existing products obsolete and unmarketable. We believe that our future success will depend upon our ability to develop, manufacture and market new systems and products and enhancements to existing systems and products on a cost-effective and timely basis. The system architecture for our interactive information and entertainment systems has been designed to permit hardware and software upgrades over time. Moreover, we believe that the current architecture presents no known limits on a customer's ability to offer compelling content to the user in a rapid and reliable manner. Therefore, a major focus of our research and development efforts is to reduce the cost of network and client hardware and to enhance the core software of the system to permit even easier integration of new content.

     If we are unable, for technological or other reasons, to develop new systems and products in a timely manner in response to changes in the industry, or if systems and products or system and product enhancements that we develop do not achieve market acceptance, our business will be materially adversely affected. There can be no assurance that technical or other difficulties in the future will not delay the introduction of new systems, products or enhancements.

PROTECTING OUR INTELLECTUAL PROPERTY

     We rely on a combination of trade secret and other intellectual property law, nondisclosure agreements with most of our employees and other protective measures to establish and protect our proprietary rights in our systems and products. We believe that because of the rapid pace of technological change in the open systems networking industry, legal protection of our proprietary information is less significant to our competitive position than factors such as our strategy, the knowledge, ability and experience of our personnel, new system and product development and enhancement, market recognition and ongoing product maintenance and support. Without legal protection, however, it may be possible for third parties to copy aspects of our systems and products or technology or to obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect proprietary rights in products and technology to the same extent as do the laws of the United States. Although we continue to implement protective measures and intend to defend our proprietary rights vigorously, we give no assurance that these efforts will be successful. Our failure or inability to effectively protect our proprietary rights could have an adverse affect on our business.

OUR FACILITIES

     We lease approximately 17,000 square feet of office and production space located at 222 North 44th Street, Phoenix, Arizona, and approximately 1,000 square feet of space in Derby, England where our Passenger Rail Division is headquartered. We are also temporarily leasing 10,000 square feet of space in Alpharetta, Georgia pursuant to a six-month agreement expiring in April, 2000. We believe that the leased properties are adequate and suitable for current operations.

OUR EMPLOYEES

     We employ 31 full-time staff at our Phoenix headquarters and we are adding skilled personnel in the following fields: content procurement and development; software, systems and hardware engineering; program management; contracts administration; supplier management; customer engineering; and sales and marketing.

     We have formed separate vertical sales and marketing divisions for each of our four target markets. These divisions are anchored by the recent hiring of experienced executives from within each of these markets. We anticipate that these executives will be able to leverage our core technology in broadband, multimedia content distribution and IP network solutions to increase sales of our systems, products and services. We have recognized the need to create an additional internal operating division to provide our customers with the personalized programming necessary to bring users a broad range of content options. We are in the process of hiring personnel to anchor this new division.

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
LEGAL PROCEEDINGS

     We are involved in the following legal proceedings:

     BRYAN R. CARR V. THE  NETWORK  CONNECTION,  INC.  AND GLOBAL  TECHNOLOGIES,
LTD., Superior Court of Georgia, Civil Action No. 99-CV-1307. Bryan Carr, a former director and our former Chief Operating Officer and Chief Financial Officer, has filed a claim alleging a breach of his employment agreement. Carr claims he is entitled to the present value of his base salary through October 31, 2001, a share of our "bonus pool," the value of his stock options and accrued vacation time. We deny any liability and are defending the claims.

     SWISSAIR/MDL-1269, IN RE: AIR CRASH NEAR PEGGY'S COVE, NOVA SCOTIA. This multi-district litigation relates to the crash of Swissair Flight 111 on September 2, 1998. The Swissair MD-11 aircraft involved in the crash was equipped with an in-flight entertainment system sold to it by Interactive Flight Technologies, Inc., which was merged into Global Technologies. Estates of the victims of the crash have filed lawsuits throughout the United States against Swissair, Boeing, Dupont and various other parties, including Global Technologies as successor to the business of Interactive Flight. Because we bought the assets of Interactive Flight's in-flight entertainment division from Global Technologies, we have been named in some of the lawsuits on a claim of successor liability. We are being defended by the aviation insurer for Global Technologies.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     THE FOLLOWING DISCUSSION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ TOGETHER WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES INCLUDED IN ANOTHER PART OF THIS PROSPECTUS AND WHICH ARE DEEMED TO BE INCORPORATED INTO THIS SECTION. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THOSE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING BUT NOT LIMITED TO, THOSE SET FORTH UNDER AND INCLUDED IN OTHER PORTIONS OF THIS PROSPECTUS. SEE "FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS" ON PAGE 1.

BACKGROUND AND BASIS OF PRESENTATION

     We design, manufacture, install and maintain advanced, high-performance computer servers and interactive, broadband information and entertainment systems and provide the content available through the systems. These all-digital systems deliver an on-demand multimedia experience via high-speed Internet Protocol (IP) networks. Our systems are scaleable, meaning that they can effectively accommodate increasing or decreasing numbers of users.

     The company expects to establish reportable divisions for these market segments as business develops. As of December 31, 1999, we had contracts for the hospitality, cruise and educational markets. We left the commercial air transport in-flight entertainment business in 1999 and the majority of our accumulated deficit has resulted from losses in that market.

     On May 18, 1999, we obtained substantially all of the assets and certain liabilities of the Interactive Entertainment Division of Global Technologies, Ltd. (formerly known as Interactive Flight Technologies, Inc.) and $4,250,000 in cash in exchange for 1,055,745 shares of our common stock and 2,495,400 shares of our Series D Convertible Preferred Stock. For accounting purposes, this acquisition is treated as a reverse merger. Global Technologies is deemed to have acquired us. As a result, we are treated as the successor to the historical operations of the Interactive Entertainment Division and our financial statements, which have been reported to the SEC on Forms 10-KSB and 10-QSB, among others, for all periods through March 31, 1999, have been replaced with those of the Interactive Entertainment Division. We will continue to file as a SEC registrant and continue to report under the name The Network Connection, Inc.

     In August 1999, we changed our fiscal year-end from December 31 to June 30. Accordingly, the eight-month period resulting from this change -- November 1, 1999 through June 30, 1999 -- is referred to in this report as the "transition period."

     For accounting purposes, the date of the acquisition of the Interactive Entertainment Division was May 1, 1999. The financial statements for the years ended October 31, 1998 and October 31, 1997, respectively, reflect the historical results of the Interactive Entertainment Division. Included in the financial statements for the eight months ended June 30, 1999 are the historical results of the Interactive Entertainment Division through April 30, 1999, and the results of the post-transaction company for the two months ended June 30, 1999.

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
RESULTS OF OPERATIONS

     SIX MONTHS ENDED DECEMBER 31, 1998 AND DECEMBER 31, 1999.

     REVENUES.   Revenue  for  the  six  months  ended  December  31,  1999  was
$5,657,146, an increase of $5,179,081 (or 1,083%) compared to revenue of $478,065 for the corresponding period of the previous fiscal year. Equipment sales generated during six months ended December 31, 1999 were principally from the sale of 195 of the Company's Cheetah(TM) video servers in connection with the Georgia Metropolitan Regional Education Services Agency (MRESA) Net 2000 project. Service income of $59,827 for the six months ended December 31, 1999 was generated from system design services provided to ALSTOM Transport Ltd. We provided these services to ALSTOM, but expect no further business from ALSTOM because it plans to create a subsidiary that would compete with us in the passenger rail market. Equipment sales of $89,028 during the six-month period ended December 31, 1998 were generated from the sale of spare parts needed for the entertainment networks installed previously on three Swissair aircraft.
Service income of $389,037 for the six months ended December 31, 1998 was principally generated from programming services provided to Swissair, the Company's share of gaming profits generated by the Swissair systems and revenue earned under the Swissair extended warranty contract. There will be no further revenue under the Swissair agreements.

     COST OF SALES. Cost of equipment sales and service income for the six months ended December 31, 1999 were $3,470,018, an increase of $3,185,568 or (1,120%) over cost of equipment sales and service income of $284,450 for the corresponding period of the previous fiscal year. Cost of equipment sales for the six months ended December 31, 1999 was comprised principally of material costs and estimated warranty costs for the 195 video servers for the Georgia schools project. Cost of equipment sales for the corresponding period ended December 31, 1998 was comprised of material, installation and maintenance costs, as well as estimated warranty costs and costs of upgrades to the entertainment networks installed in Swissair aircraft.

     GENERAL AND ADMINISTRATIVE. General and administrative expenses for the six months ended December 31, 1999 were $2,574,808, a decrease of $3,359,410 (or 56%) compared to expenses of $6,019,218 for the corresponding period of the previous fiscal year. The decrease in expenses during the six months ended 1999 over 1998 is principally attributed to a $3.1 million severance payment recorded September 1998 for three former executives of the former Interactive Entertainment Division. Significant components of general and administrative expenses include payroll costs and legal and professional fees.

     NON-CASH COMPENSATION. A non-cash charge of $221,882 of compensation expense related to the issuance of warrants in exchange for services in the six months ended December 31, 1999, and $85,000 related to non-cash compensation to a former employee as part of a severance package in the six months ended December 31, 1999.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense for the six months ended December 31, 1999 was $640,017, an increase of $256,918 (or 67%) compared to depreciation and amortization expense of 407,056 for the corresponding period ended December 31, 1998. Depreciation and amortization expense for the six months ended December 31, 1999 is comprised of property, plant and equipment depreciation of $265,362 and intangible amortization of $374,655. Depreciation and amortization expense for the corresponding period ended December 31, 1998 is comprised of property, plant and equipment depreciation of $383,099. There was no intangible amortization for the 1998 period. The decrease in property, plant and equipment depreciation in the current six-month period is a result of equipment write-offs of $1,006,532 during October 1998 partially offset by depreciation of assets acquired during May 1999 as a result of the merger.

     SPECIAL CHARGES. Special charges for the six months ended December 31, 1999 were zero compared to a credit of $190,000 during the corresponding period ended December 31, 1998. A recovery of $190,000 was recognized during September 1998 as a result of a reduction in the number of entertainment networks installed in Swissair aircraft requiring maintenance.

     PROVISION FOR DOUBTFUL ACCOUNTS. There were no provisions for doubtful accounts for the six months ended December 31, 1999 compared to $28,647 for the corresponding periods of the previous fiscal year. The provisions in the previous fiscal year resulted from entertainment programming services provided to Swissair for which the Company has not been paid.

     INTEREST EXPENSE. Interest expense for the six months ended December 31, 1999 was $139,508 compared to $4,256 for the corresponding period ended December 31, 1998. Interest expense for the six-month period of the current fiscal year can be attributed principally to long-term debt obligations of the Company, whereas interest expense for the corresponding period of the previous fiscal year is attributable to the Company's capital leases for furniture which expired in September 1999.

     INTEREST INCOME. Interest income was $77,374 for the six months ended December 31, 1999 compared to $78,659 for the six months ended December 31, 1998. Interest income for the six-month period ended December 31, 1999 was principally generated from short-term investments of working capital, whereas interest income for the corresponding period ended December 31, 1998 is attributable to Swissair extended warranty billings.

     OTHER EXPENSE. Other expense of $8,830 for the six months ended December 31, 1999 represent a loss on the buyout of a capital lease for furniture as well as losses incurred on the sale of two buildings located in Alpharetta, Georgia. Other expense of $567,317 for the six-month period ended December 31, 1998 resulted from furniture and equipment write-offs of $1,006,532 during October 1998, partially offset by the recovery of furniture and equipment written off in fiscal 1997.

     TRANSITION PERIOD ENDED JUNE 30, 1999 AND YEARS ENDED OCTOBER 31, 1997 AND OCTOBER 31, 1998.

     REVENUES. Revenue were $11,100,709 for the year ended October 31, 1997, $18,816,962 for the year ended October 31, 1998 and $958,607 for the transition period ended June 30, 1999. Revenues consisted principally of equipment sales, service income and our share of gaming profits. The decline in revenue is the primarily the result of a lack of new customer orders. In fiscal year 1997, we completed installations under the Swissair program in nine business class aircraft and one first class aircraft. In fiscal year 1998 we completed installations in ten such business class aircraft and eighteen first class aircraft. These aircraft installations represented the last nine such installations we performed. For the transition period, equipment sales were generated on only one of four entertainment networks installed and billed to Swissair. Service income followed a similar pattern. Service income was $575,881 for the year ended October 31, 1997, $778,343 for the year ended October 31, 1998 and $82,650 for the transition period. Service income was principally generated from programming services provided to Swissair, services relating to the initial entertainment system design for Alstom Transport and system upgrades provided to the Georgia schools.

     COST OF EQUIPMENT SALES AND SERVICE. Cost of equipment sales were $24,878,460 for the year ended October 31, 1997, $15,537,071 for the year ended October 31, 1998 and $1,517,803 for the transition period ended June 30, 1999. The decrease in cost of equipment sales in fiscal year 1998 is primarily a result of the inclusion of provisions for inventory obsolescence, unusable inventory and rework adjustments of $11,496,748 in cost of equipment sales for fiscal 1997. The 1997 provision for inventory obsolescence was a result of our purchasing inventory for installation in the economy sections of Swissair aircraft and actually completing only three economy installations. The unusable inventory and rework adjustments primarily resulted from our redesign of the tray table utilized in the entertainment networks for the economy section of an aircraft. The decrease is also attributable to reductions in maintenance costs and estimated one-year warranty costs as the reliability of the entertainment networks improved. Additionally, we recognized a reduction in installation costs from our subcontractor during fiscal 1998. We do not expect to realize such decreases in the future.

     PROVISION FOR DOUBTFUL ACCOUNTS. Provisions for doubtful accounts were $216,820 for the year ended October 31, 1997, zero for the year ended October 31, 1998 and $28,648 for the transition period ended June 30, 1999. Such provisions result from one-time write-offs on account of entertainment programming services provided to a previous customer in 1997 and Swissair in the transition period. For the year ended October 31, 1997, we recovered $1,064,284 on account of an accounts receivable under a customer agreement which was reserved for during the fourth quarter of our fiscal year ended October 31, 1996.

     RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses were $7,821,640 for the year ended October 31, 1997, $1,092,316 for the year ended October 31, 1998 and zero for the transition period ended June 30, 1999. The decreases reflect our decision not to develop the next generation of the entertainment network and the resulting reduction in staff and professional fees. We do not plan to continue our research and development in the in-flight entertainment business beyond those efforts that are required contractually by the Swissair agreement. The Swissair agreement requires us to provide specific upgrades to the entertainment network, however, we have ceased development of these upgrades as a result of Swissair's breach of its agreement and do not plan to develop any further upgrades.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses were $12,574,223 for the year ended October 31, 1997, $9,019,872 for the year ended October 31, 1998 and $3,703,633 for the transition period ended June 30, 1999. General and administrative expenses include principally costs of consulting agreements, legal and professional fees, corporate insurance costs and legal fees related to the acquisition of the Interactive Entertainment Division from Global Technologies. General and administrative expenses have decreased primarily because of reductions in staff in administrative areas, including production, marketing and program management. As of May 29, 1998, we terminated almost all sales and marketing efforts related to the Interactive Entertainment Division. The decrease in general and administrative expenses during fiscal year 1998 was partly offset by the payment of $3,053,642 in severance to three former executives. The decrease in general and administrative expenses in the transition period were offset by a 1999 accrual of approximately $1.6 million to write-off certain consulting agreements determined to have no future value.

     WARRANTY AND SUPPORT EXPENSES. For the transition period ended June 30, 1999, we recorded warranty, maintenance, commission and support cost accrual adjustments of $5,117,704, $504,409, $303,321 and $1,225,959, respectively. Such adjustments to prior period estimates, which totaled $7,151,393, resulted from an evaluation of specific contractual obligations and discussions between our new management team and other parties related to such contracts. Based on the results of our findings during fiscal 1999, such accruals were no longer considered necessary.

     SPECIAL CHARGES. Special charges were $19,649,765 for the year ended October 31, 1997, $400,024 for the year ended October 31, 1998 and $521,590 for the transition period ended June 30, 1999. Special charges in fiscal year 1998 primarily resulted from write-offs of $1,006,532 for excess computers, furniture and other equipment of which we are in the process of disposing. These equipment write-offs were partly offset by a recovery of special charges expensed in fiscal 1997. In fiscal year 1998, we recognized a recovery of $190,000 as a special charge credit as a result of a reduction in the number of entertainment networks requiring maintenance and a recovery of $416,508 related to Swissair's decision to not develop the system for the front row in the economy sections of its aircraft. Special charges in fiscal 1997 primarily resulted from the installation of entertainment networks on three Swissair aircraft and installations required by the Debonair agreement. The costs for these three systems of $14,292,404 were recorded as a special charge during fiscal 1997. Due to the termination of the Debonair agreement, the costs of the installed system $956,447 and all inventory on-hand under the Debonair agreement $2,881,962 were written off as a special charge in fiscal 1997. Additionally, in fiscal year 1997, we recorded a special charge of $1,518,952 for the write-off of a system integration lab utilized in software development and testing. The lab equipment will not be utilized in our future operations.

     INTEREST. Interest income was zero for the year ended October 31, 1997, $53,465 for the year ended October 31, 1998 and $77,682 for the transition period ended June 30, 1999. Interest income during these periods was due principally to Swissair extended warranty billings. Interest expense was $13,423 for the year ended October 31, 1997, $11,954 for the year ended October 31, 1998 and $83,029 for the transition period ended June 30, 1999. Interest expense during these periods was due principally to long-term debt obligations and capital leases for furniture that expired in September 1999.

LIQUIDITY AND CAPITAL RESOURCES

     At December 31, 1999, we had working capital of approximately $1,945,000. Prior to June 30, 1999, our primary source of funding had been through contributed capital from Global Technologies. In August 1999, we received an order for $5.3 million for the manufacture, delivery and installation of 195 of the our Cheetah(TM) multimedia video servers in connection with the Georgia MRESA Net 2000 project; and a service order under an agreement with Carnival Cruise Lines for installation of a second CruiseView(TM) system. In addition, as of the date of this prospectus, we have received orders for installation of our InnView(TM) system in one hotel in California and one hotel in Arizona. We have received the full payment of $5.3 million in connection with the Net 2000 project. We received an installment payment from Carnival in August 1999 on account of the second ship installation. Working capital will continue to decrease as we purchase inventory for orders under the Carnival agreement, the two hotel orders, and any additional orders we may receive in the future. Our continued investment in business development will also require cash resources.

     During the six months ended December 31, 1999, we used $1,944,738 of cash for operating activities, a decrease of $5,716,196 from the $7,660,934 of cash used for the corresponding period of 1998. The cash used in operations during the six months ended December 31, 1999 resulted primarily from our net loss for the period, substantial increases in accounts receivable and inventories, as well as decreases in accounts payable and accrued liabilities, partially offset by increases in deferred revenue and accrued product warranties.

     Cash flows provided by investing activities were $921,352 during the six months ended December 31, 1999. The increase in cash resulted primarily from the sale of investment securities in the quarter ended December 31, 1999 and proceeds from the sale of two buildings held for sale (one in the first quarter, and one in the second quarter), offset by purchases of property and equipment in first quarter.

     During the six months ended December 31, 1999, cash used in financing activities of $867,909 resulted primarily from payments made on notes payable, as well as payments made to an affiliate.

     In October 1999, a note payable in the principal amount of $400,000 due September 5, 1999 was converted into 200,000 shares of our common stock.

     Prior to the acquisition of the Interactive Entertainment Division, we entered into a secured promissory note with Global Technologies in the principal amount of $750,000, bearing interest at a rate of 9.5% per annum, and a related security agreement granting Global Technologies a security interest in our assets. The promissory note is convertible into shares of our Series C 8% Convertible Preferred Stock at the discretion of Global Technologies. The promissory note had an original maturity of May 14, 1999 but has been extended until September 2001.

     In July and August 1999, Global Technologies purchased all of the Series A and E notes and the Series D notes, respectively, from the holders of such notes. Concurrent with such purchase by Global Technologies, we executed the allonges to Global Technologies' secured promissory note which cancelled such notes and rolled the principal balance, plus accrued but unpaid interest, penalties and redemption premiums on the notes into the principal balance of Global Technologies' promissory note. Subsequent to May 18, 1999, Global Technologies had also advanced working capital to us in the form of intercompany advances. In August 1999, we executed an allonge to the Global Technologies promissory note which rolled the intercompany advances into the principal balance of the promissory note and granted Global Technologies the ability to convert the promissory note directly into shares of our common stock as an administrative convenience.

     On August 24, 1999, the board of directors of Global Technologies approved the conversion of the promissory note into shares of our common stock. Such conversion, to the extent it exceeded approximately one million shares of our common stock on August 24, 1999, was contingent upon receiving shareholder approval to increase our authorized share capital. This increase in authorized share capital was subsequently approved at the September 17, 1999 special meeting of shareholders. Accordingly, in December 1999, we issued to Global Technologies 4,802,377 shares of our common stock based on the conversion date of August 24, 1999. Separately from the promissory note, we issued 886,140 shares of common stock to Global Technologies upon conversion of our Series C 8% Convertible Preferred Stock held by Global Technologies.

     Also, on August 24, 1999, the board of directors of Global Technologies approved a $5 million secured revolving credit facility for us. The credit facility provides that we may borrow up to $5 million for working capital and general corporate purposes at the prime rate of interest plus 3%. The credit facility matures in September 2001. We paid an origination fee of $50,000 to Global Technologies and will pay an unused line fee of 0.5% per annum. The credit facility is secured by all of our assets and is convertible, at Global Technologies' option, into shares of our common stock at a price equal to the lesser of 66.7% of the five low day average share price of the preceding 20 trading days, $1.50 per share, or any lesser amount at which our common stock has been issued to third parties. Pursuant to Nasdaq rules, Global Technologies may not convert borrowings under the credit facility into shares of our common stock in excess of 19.99% of the number of shares of common stock outstanding as of August 24, 1999, without shareholder approval. No amounts are currently outstanding under the credit facility. Having closed a $10.0 million preferred equity financing on February 16, 2000, Global Technologies currently has sufficient cash to fund the credit facility.

     In September 1999, we sold one of our two buildings in Alpharetta, Georgia. We used the net proceeds from the sale, plus cash of approximately $80,000, to repay a note payable due April 19, 2001 in the principal amount of $470,000. The sale of the second building occurred in November 1999. The net proceeds of approximately $367,000 from sale were used to retire a note payable due 2009 in the principal amount of $217,000.

     The terms of the agreement with Carnival provide that Carnival may return any CruiseView(TM) system within an evaluation period. For the "Fantasy" class ship on which CruiseView(TM) was installed in December 1998, the evaluation period was 12 months. The evaluation period for the system installed in October 1999 on the "Destiny" class ship was three months. As of December 31, 1999, we recorded deferred revenue of $2,108,151, reflecting amounts paid by Carnival for installations on two Carnival ships. As of December 31, 1999, we had not recognized any revenue in association with the Carnival agreement. The evaluation periods for the systems installed aboard the Fantasy and Destiny Class ships expired in January 2000. We therefore expect to record $2.1 million of revenue from Carnival sales in the quarter ending March 31, 2000; however, no profit will be recognized because we use the cost recovery method of accounting due to uncertainty of revenue under revenue-sharing arrangements in the Carnival agreement.

     We have concluded that the cost of building and installing CruiseView(TM) systems in Carnival ships pursuant to the agreement with Carnival may exceed the revenue earned in connection therewith. Carnival's continuing to exercise its option for building and installing CruiseView(TM) on additional ships under the agreement may prove unprofitable and therefore have a negative effect on our working capital. We are currently endeavoring to renegotiate the terms of the agreement with Carnival.

     Although we signed a letter of intent in January 2000 to obtain net loan proceeds of $5.8 million, we and the prospective lender have been unable to reach agreement on certain material terms of the proposed transaction. Consequently, we do no anticipate pursuing this financing.

     We expect to use a significant amount of cash in the next 12 months. Cash will be used primarily to finance anticipated operating losses, increases in inventories and accounts receivable, and to make capital expenditures required for sales of our systems. However, we believe that our current cash balances plus interest received on such balances, and the $5 million credit facility with Global Technologies, will be sufficient to meet our currently anticipated cash requirements for at least the next 12 months.

     We are currently using our working capital to finance inventory purchases and other expenses associated with the delivery and installation of our products, and general and administrative costs.

INFLATION AND SEASONALITY

     We do not believe that we are significantly impacted by inflation. Our operations are not seasonal in nature, except to extent fluctuations in quarterly operating results occur due to the cyclical nature of government funding obtained in connection with education programs with which we may become involved. We are not currently involved with any such program and give no assurance that we will be in the future.

MARKET RISK

     To date, we have not utilized derivative financial instruments. We do not expect to employ these or other strategies to hedge market risk in the foreseeable future. We invest our cash in money market funds, which are subject to minimal credit and market risk. We believe that the market risk associated with these financial instruments are immaterial. We are exposed to interest rate risk on our revolving credit facility with Global Technologies as interest costs are tied to the prime rate of interest.

     All of the revenues are realized currently in U.S. Dollars and are from customers primarily in the United States. Therefore, we do not believe that we currently have any significant direct foreign currency exchange-rate risk.

YEAR 2000

     Many currently installed computer systems and software products were coded to accept only two digit year entries in the date code field. Consequently, subsequent to December 31, 1999, many of these systems became subject to failure or malfunction. Although we are not aware of any material Year 2000 issues at this time, Year 2000 problems may occur or be made known to us in the future. Year 2000 issues may possibly affect software solutions developed by us or third-party software incorporated into our solutions. We generally do not guarantee that the software licensed from third-parties by our clients is Year 2000 compliant, but we sometimes do warrant that the solutions developed by us are Year 2000 compliant.

NEW ACCOUNTING PRONOUNCEMENTS

     On January 1, 1998, The Network Connection adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income consists of net income and unrealized gains and losses on investment securities net of taxes and is presented in the consolidated statements of shareholders' equity (deficiency) and comprehensive income; it does not affect The Network Connection's financial position or results of operations.

     On January 1, 1998, The Network Connection adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise" replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of The Network Connection's reportable segments. SFAS No. 131 also requires disclosure about products and services, geographical areas and major customers. The adoption of SFAS No. 131 does not affect results of operations or financial position but does affect the disclosure of segment information.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes standards for the accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. This statement generally requires recognition of gains and losses on hedging instruments, based on changes in fair value or the earnings effect of forecasted transactions. As issued, SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133--An Amendment of FASB Statement No. 133," which deferred the effective date of SFAS No. 133 until June 15, 2000. We are currently evaluating the impact of SFAS No. 133.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of The Network Connection, Inc., and their ages are as follows:

NAME                     AGE    POSITION
----                     ---    --------
Irwin L. Gross           56     Chairman of the Board of Directors and Chief
                                  Executive Officer
Frank E. Gomer           52     Director, President and Chief Operating Officer
Morris C. Aaron          35     Director, Executive Vice President and Chief
                                  Financial Officer
M. Moshe Porat(1)(2)     52     Director
Stephen Schachman(1)(2)  55     Director
Stephen J. Ollier        50     President - Passenger Rail Division
James D. Oots            55     Senior Vice President - Education and
                                  Corporate Training Division
Theodore P. Racz         59     Senior Vice President - Hotel and Hospitality
                                  Division

----------
(1)    Member of the Compensation Committee.
(2)    Member of the Audit Committee.

     IRWIN L. GROSS has been the Chairman of the Board of Directors and Chief Executive Officer of The Network Connection since May 18, 1999. He is also Chairman of the Board of Directors and Chief Executive Officer of Global Technologies, Ltd., a publicly held company listed on the Nasdaq National Market. Global Technologies is a technology incubator that invests in, develops and manages emerging growth companies focused on e-commerce, networking solutions, telecommunications and gaming. Mr. Gross also currently sits on the Board of Directors of U.S. Wireless Corporation, a publicly held company listed on the Nasdaq SmallCap Market. Mr. Gross is a founder of Rare Medium, Inc., a publicly held company listed on the NASDAQ National Market, and was Chairman of the Board of Directors of Rare Medium from 1984 to 1998. In addition, Mr. Gross served as the Chief Executive Officer of Engelhard/ICC, a joint venture between Rare Medium and Engelhard. Mr. Gross has served as a consultant to, investor in and director of, numerous publicly held and private companies, and serves on the board of directors of several charitable organizations. Mr. Gross has a Bachelor of Science degree in Accounting from Temple University and a Juris Doctor degree from Villanova University.

     FRANK E. GOMER has served as a director, President and Chief Operating Officer of The Network Connection since May 18, 1999. From October 1, 1998 to May 18, 1999, Dr. Gomer served as President of Global Technologies' Interactive Entertainment Division, and from February 10, 1997 to October 1, 1998 as Vice President of Engineering and Operations, of Global Technologies. Prior to joining Global Technologies in 1997, Dr. Gomer was responsible for all electronic display systems developed and manufactured by Honeywell Air Transport Systems Division. From 1986 to 1997, he held a series of senior engineering and program management positions with Honeywell. Dr. Gomer has a Bachelor of Science degree from Colgate University and a Doctor of Philosophy degree from Washington University in St. Louis.

     MORRIS C. AARON has been a director, Executive Vice President and Chief Financial Officer of The Network Connection since May 18, 1999. Since December 1999 to present, Mr. Aaron serves as Vice President - Finance for Global Technologies. From September 1998 to December 1999, Mr. Aaron served as Senior Vice-President and Chief Financial Officer of Global Technologies. From January 1996 to September 1998, Mr. Aaron was the Chief Financial Officer and Treasurer of Employee Solutions, Inc., a publicly held company listed on the Nasdaq National Market. From 1986 to 1996, Mr. Aaron was with the firm of Arthur Andersen, LLP in the corporate finance and corporate restructuring group. Mr. Aaron holds a Bachelors Degree in Accounting from Pennsylvania State University, an M.B.A. from Columbia University and is a Certified Public Accountant in the State of New York.

     M. MOSHE PORAT has been a Director of The Network Connection since May 18, 1999. Dr. Porat is also a director of Global Technologies. Since September 1996, Dr. Porat has served as the Dean of the School of Business and Management at Temple University. From 1988 to 1996 he was Chairman of the Risk Management, Insurance and Actuarial Science Department at Temple University. Dr. Porat received his undergraduate degree in economics and statistics (with distinction) from Tel Aviv University and his M.B.A. (MAGNA CUM LAUDE) from the Recanati Graduate School of Management at Tel Aviv University, and he completed his doctoral work at Temple University. Dr. Porat is the Chairholder of the Joseph
E. Boettner Professorship in Risk Management and Insurance and has won several other awards in the insurance field. He holds the CPCU professional designation, and is a member of ARIA (American 25 Risk and Insurance Association), IIS (International Insurance Society), RIMS (Risk and Insurance Management Society) and Society of CPCU. Dr. Porat has authored several monographs on captive insurance companies and their use in risk management, and has published numerous articles on captive insurance companies, self- insurance and other financial and risk topics.

     STEPHEN SCHACHMAN has been a Director of The Network Connection since May 18, 1999. Mr. Schachman is also a director of Global Technologies. Since 1995, Mr. Schachman has been the owner of his own consulting firm, Public Affairs Management, which is located in the suburban Philadelphia area. From 1992 to 1995, Mr. Schachman was an executive officer and consultant to Penn Fuel Gas Company, a supplier of natural gas products. Prior thereto, he was an attorney with the Philadelphia law firm Dilworth, Paxson, Kalish & Kaufman. Mr. Schachman was also an Executive Vice President of Bell Atlantic Mobile Systems and prior thereto, President of the Philadelphia Gas Works, the largest municipally owned gas company in the United States. Mr. Schachman has a Bachelor of Arts degree from the University of Pennsylvania and Juris Doctor degree from the Georgetown University Law School.

     STEPHEN J. OLLIER has served as President of The Network Connection's newly formed Passenger Rail Division since September 20, 1999. Prior to taking this position, Mr. Ollier served as General Manager of ALSTOM Railway Maintenance
Services, Ltd., a subsidiary of ALSTOM SA, from 1994 to 1999. ALSTOM is a publicly held company that is listed on the NYSE and is a leader in the manufacture of high-speed trains, electric multiple units, metros., propulsion systems and services.

     JAMES D. OOTS has served as Senior Vice President of The Network Connection's newly formed Education and Corporate Training Division since December 1999. Prior to his employment with The Network Connection, during the ten-year period from 1987 to 1997, Mr. Oots founded, developed and sold a multi-million dollar revenue business called Digital Presentations, Inc. Prior thereto, Mr. Oots held executive positions with Digital Video Systems, Inc., Educational Industrial Sales, Inc. and Chevron USA.

     THEODORE P. RACZ has served as Senior Vice President of The Network Connection's newly formed Hotel and Hospitality Division since December 1999. Prior to taking this position, Mr. Racz served as Vice President of Sales of LodgeNet Entertainment from 1996 to 1999, and as Director of Operations -- Moscow of MetroMedia International from 1994 to 1996.

     In May 1999, Global Technologies elected our current board of directors, who, in turn, appointed the executive officers. All directors are elected annually and serve until the next annual meeting of shareholders or until the election and qualification of their successors. All executive officers serve at the discretion of the board of directors. There are no family relationships between any of the directors or executive officers of The Network Connection.

DIRECTOR COMPENSATION

     Each of our non-employee directors is paid $1,000 for attendance in person at each meeting of the Board of Directors and $500 for participation in each telephonic Board meeting. In addition, each non-employee director receives $500 for attendance at each meeting of a Board Committee of which he is a member. In addition, we reimburse directors for their out-of-pocket expenses incurred in connection with their service on the Board of Directors. On June 11, 1999, Mr. Schachman and Dr. Porat were each granted a non-qualified option under the 1995 Stock Option Plan for Non-Employee Directors to acquire 30,000 shares of our common stock at an exercise price of $2.25 per share, the fair market value per share on the date of grant. All options granted to non-employee directors vest in equal annual installments beginning June 11, 2000 and ending June 11, 2002.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation awarded to, earned by, or paid for services rendered to The Network Connection in all capacities during the transition period ended June 30, 1999, and our previous two fiscal years ended October 31, 1998 and October 31, 1997 by (i) our chief executive officer and (ii) each of our most highly compensated other executive officers whose salary and bonus for the transition period ended June 30, 1999 exceeded $100,000 (except as noted below). The transition period ended June 30, 1999 consisted of only eight months because during that period, we changed our fiscal year end from October 31 to June 30.

                           SUMMARY COMPENSATION TABLE

                                                     ANNUAL COMPENSATION
                                                     -------------------
                                                            OTHER ANNUAL   SECURITIES
                                                     BONUS  COMPENSATION   UNDERLYING
NAME AND PRINCIPAL POSITION        YEAR   SALARY($)   ($)        ($)       OPTIONS (#)
---------------------------        ----   ---------   ---        ---       -----------
Irwin L. Gross, Chairman of        1999        --      --         --             --
the Board and Chief Executive
Officer(1)

Frank E.Gomer, President and       1999    21,348      --         --         50,000
Chief Operating Officer(1)

Morris C. Aaron, Executive Vice    1999    14,884      --         --         50,000
President and Chief Financial
Officer(1)(2)

Wilbur L. Riner, Sr., Executive    1999   104,000      --      3,600(4)      25,000
Vice President - Business          1998   156,000      --     22,900(4)     100,000
Development(1)                     1997   104,322      --     23,400(4)     100,000

James E. Riner, Vice President -   1999    94,031(3)   --      2,400(4)      10,000
Engineering                        1998    91,790      --      3,600(4)      25,000
                                   1997    86,790      --      3,600(4)      25,000

Bryan R. Carr, Vice President -    1999    70,000      --      2,800(4)          --
Finance and Chief Financial        1998   120,000      --     15,301(4)      50,000
Officer(1)                         1997   101,667      --     30,171(4)      80,000

----------
(1) Global Technologies acquired control of The Network Connection on May 18, 1999. Prior to the acquisition, Wilbur L. Riner, Sr. served as our Chairman, President and Chief Executive Officer and Bryan R. Carr served as our Vice President - Finance and Chief Financial Officer. In connection with the acquisition, on May 18, 1999, Irwin L. Gross replaced Wilbur L. Riner, Sr. as our Chairman and Chief Executive Officer and Frank E. Gomer became our President and Chief Operating Officer. Wilbur L. Riner, Sr. remained with us as Executive Vice President - Business Development until December 31, 1999, when his employment with us terminated in accordance with a separation and release agreement. Also in connection with the acquisition, on May 18, 1999, Morris C. Aaron became our Executive Vice President and Chief Financial Officer. Bryan R. Carr's employment with us was terminated on May 31, 1999.

(2) Until December 15, 1999 (the date on which Global Technologies hired its new Chief Financial Officer, Patrick J. Fodale), Morris C. Aaron also served as Chief Financial Officer of Global Technologies and devoted approximately 40% of his time to Global Technologies. Mr. Aaron received approximately 40% of his compensation from Global Technologies until the hire of Mr. Fodale.
(3)  Includes approximately $14,000 for moving expenses.
(4)  Consists of the following:

                                     AUTOMOBILE
NAME                       YEAR     ALLOWANCE ($)   COMMISSIONS ($)   TOTAL ($)
----                       ----     -------------   ---------------   ---------
Wilbur L. Riner, Sr.       1999         3,600             --              3,600
                           1998         5,400           17,500           22,900
                           1997         5,400           18,000           23,400

James E. Riner             1999         2,400             --              2,400
                           1998         3,600             --              3,600
                           1997         3,600             --              3,600

Bryan R. Carr              1999         2,800             --              2,800
                           1998         4,800           10,501           15,301
                           1997         5,000           25,171           30,171

     During fiscal years 1998 and 1997, Wilbur L. Riner, Sr. and Bryan R. Carr provided, from time to time, significant assistance to our sales and marketing staff in effecting sales of our products, for which sales they received commission compensation.

     The following tables set forth certain information for the named executive officers with respect to individual grants of stock options made to such named executive officers during the eight-month transition period ended June 30, 1999:

                        OPTION GRANTS IN LAST FISCAL YEAR
                               (INDIVIDUAL GRANTS)

                                         PERCENTAGE OF
                          NUMBER OF      TOTAL OPTIONS
                         SECURITIES       GRANTED TO
                         UNDERLYING      EMPLOYEES IN     EXERCISE OR BASE
NAME                     OPTIONS (#)    FISCAL YEAR (%)    PRICE ($) (1)    EXPIRATION DATE
----                     -----------    ---------------    -------------    ---------------
Irwin L. Gross(5)              --               --                 --                --
Frank E. Gomer(2)          50,000            14.50               2.25            6/11/09
Morris C. Aaron(2)         50,000            14.50               2.25            6/11/09
Wilbur L. Riner, Sr.(3)    25,000             7.25               2.25            6/11/09
James E. Riner(4)          10,000             2.90               2.25            6/11/09
Bryan R. Carr                  --               --                 --                 --

----------
(1) Represents the closing price of our common stock on the grant date of June 11, 1999.
(2) These qualified options vest as follows: 10,000 on each of June 11, 1999, June 11, 2000, June 11, 2001, June 11, 2002 and June 11, 2003.
(3) These qualified options vest as follows: 12,500 on each of June 11, 2000 and June 11, 2001.
(4) These qualified options vest as follows: 2,500 on each of June 11, 2000, June 11, 2001, June 11, 2002, June 11, 2003 and June 11, 2004.
(5) On November 10, 1999, the Compensation Committee of the Board of Directors recommended option grants to purchase up to 500,000 shares of the Company's Common Stock to Mr. Irwin L. Gross, Chairman and Chief Executive Officer of The Network Connection. Such recommendation was adopted and approved by the Board of Directors on November 29, 1999. One quarter of these options vested immediately and one quarter vest over three years. The remainder vest on the sixth anniversary of the date of grant, subject to acceleration to a three-year schedule in the event certain performance milestones are achieved. The exercise price of the options is $2.00, the closing market price of the Company's Common Stock on November 10, 1999. The options expire in November 2009.

The following table sets forth certain information regarding the exercise of stock options by each of the named executive officers during the last fiscal completed year, and the fiscal year-end value of unexercised options for that year.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                         NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                        UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS AT
                     OPTIONS AT FISCAL YEAR END (#)     FISCAL YEAR END ($) (1)
                     ------------------------------   --------------------------
NAME                 EXERCISABLE      UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
----                 -----------      -------------   -----------  -------------
Irwin L. Gross              --               --             --          --
Frank E. Gomer          10,000           40,000             --(2)       --(2)
Morris C. Aaron         10,000           40,000             --(2)       --(2)
Wilbur L. Riner, Sr         --           40,000             --(2)       --(2)
James E. Riner          12,500           54,348          3,125          --(2)
Bryan R. Carr               --               --             --          --

----------
(1) Market value of underlying securities at fiscal year-end minus exercise price multiplied by the number of shares.

(2) If no value is indicated, these options did not have an exercise price less than the closing bid price per share of our common stock on the Nasdaq SmallCap Market at June 30, 1999.

EMPLOYMENT ARRANGEMENTS

     Wilbur L. Riner, Sr. served as Executive Vice President - Business Development pursuant to the terms of an employment agreement that would have terminated on May 18, 2001, had we not entered into a separation and release agreement with Mr. Riner providing for his termination on December 31, 1999. Pursuant to his employment agreement, Mr. Riner received a minimum annual base salary of $156,000 per year. The employment agreement provided for a severance payment in the event we terminated Mr. Riner's employment other than for "cause" as defined in the agreement. The severance payment amount was to be equal to the lesser of Mr. Riner's base annual salary or his base salary for the remaining term of the agreement. The employment agreement also provided that we may pay other incentive compensation as may be set by the Board of Directors from time to time and for such other fringe benefits as are paid to our other executive officers.

     On December 2, 1999, we entered into a separation and release agreement with Mr. Riner and his spouse pursuant to which Mr. Riner resigned all positions with us as of December 31, 1999. In exchange, we paid Mr. Riner a lump-sum payment equal to two months base salary (offset in part by certain indebtedness owed to us), and acknowledged certain option exercise rights belonging to he and his spouse and the right of his spouse to sell certain restricted shares of our common stock. Each of Mr. Riner and his spouse provided a full release to us with respect to any potential claims arising prior to the date of the agreement. Pursuant to the agreement, both Mr. Riner and his spouse entered into customary non-compete covenants with us, and Mr. Riner acknowledged his obligations of confidentiality under a non-disclosure agreement that he entered into with us previously.

     James E. Riner serves as Vice President - Engineering pursuant to the terms of an employment agreement that terminates on October 31, 2001. Mr. Riner receives a minimum annual base salary of $140,000 per year. The employment agreement provides for a severance payment in the event that we terminate Mr.
Riner's employment other than for "cause" as defined in the agreement. The severance payment amount would be equal to the lesser of his base annual salary or his base salary for the remaining term of the agreement. The employment agreement also provides that we may pay other incentive compensation as may be set by the Board of Directors from time to time and for such other fringe benefits as are paid to our other executive officers.

     Bryan Carr served as our Vice President - Finance, Treasurer, Chief Financial Officer and Chief Operating Officer until May 1999 pursuant to the terms of an employment agreement providing for a minimum annual base salary of $120,000 per year and for commissions of .5% for net sales that exceed $500,000 in any calendar month. The employment agreement also provides for a severance payment in the event of termination due to certain events, including a change-in-control or the disposition of substantially all of our business and/or assets, and any event that has the effect of significantly reducing the duties or authority of Mr. Carr. The severance payment amount would equal the greater of the present value of his base annual salary for one year or the remainder of his term. The employment agreement also provides that we may pay other incentive compensation as may be set by the Board of Directors from time to time and for such other fringe benefits as are paid to our other executive officers. Mr. Carr's employment was terminated on May 31, 1999. He received no severance payment in connection with the termination and we do not believe any additional amounts are due to Mr. Carr under the agreement. We are currently engaged in litigation with Mr. Carr regarding his termination and intend to defend our position vigorously. See "Legal Proceedings."

     Frank E. Gomer serves as our President and Chief Operating Officer pursuant to the terms of an employment agreement that terminates on June 10, 2001. Dr. Gomer receives a minimum annual base salary of $215,000. Beginning June 11, 1999 and ending June 11, 2003, Dr. Gomer also receives 50,000 10-year options under our employee stock option plan, which vest in increments of 10,000 options per year pursuant to the terms and conditions of the employment agreement. The employment agreement also provides for a severance payment in the event that we terminate Dr. Gomer other than for "cause" as defined in the employment agreement. The severance payment would be equal to two times the remaining balance of his base salary for the remainder of the then current term. The employment agreement also provides for a payment in the event we terminate Dr. Gomer due to a termination of our business as defined in the employment agreement or upon termination without cause following a change in control. In either such event, Dr. Gomer would receive an amount equal to two times his remaining base salary for the then current term, but not less than his annual base salary for one year. The employment agreement also provides that we may pay other incentive compensation as may be set by the Board of Directors from time to time and for such other fringe benefits as are paid to our other executive officers. Such fringe benefits take the form of medical and dental coverage and an automobile allowance of $500 per month.

     Morris C. Aaron serves as our Executive Vice President and Chief Financial Officer pursuant to the terms of an employment agreement that terminates on June 10, 2001. Mr. Aaron receives a minimum annual base salary of $215,000. Beginning June 11, 1999 and ending June 11, 2003, Mr. Aaron also receives 50,000 10-year options under our employee stock option plan, which vest in increments of 10,000 options per year pursuant to the terms of the employment agreement. The employment agreement provides for a severance payment in the event that we terminate Mr. Aaron other than for "cause" as defined in the employment agreement. The severance payment would be equal to two times the remaining balance of his base salary for the remainder of the then current term. The employment agreement also provides a payment in the event we terminate Mr. Aaron due to a termination of our business as defined in the employment agreement. In the event of the termination of our business, Mr. Aaron would receive an amount equal to two times his remaining base salary for the then current term, but not less than his annual base salary for one year. The employment agreement also provides that we may pay other incentive compensation as may be set by the Board of Directors from time to time and for such other fringe benefits as are paid to our other executive officers. Such fringe benefits take the form of medical and dental coverage and an automobile allowance of $500 per month.

     Until December 15, 1999, the date on which Global Technologies hired its new Chief Financial Officer, Patrick J. Fodale, Mr. Aaron also served as Chief Financial Officer of Global Technologies and devoted approximately 40% of his time to Global Technologies. Mr. Aaron received approximately 40% of his compensation from Global Technologies until Mr. Fodale's hire.

REPORT ON REPRICING OF OPTIONS

     On June 11, 1999, we cancelled existing options to purchase 20,000 shares of our common stock previously granted to Wilbur L. Riner, Sr. at an exercise price of $8.75 per share. We repriced these options and granted Mr. Riner incentive stock options to purchase 20,000 shares of our common stock at an exercise price of $2.50 per share, half of which vest on the first anniversary of the date of grant and half of which vest on the second anniversary of the date of grant. We repriced these options in connection with Global Technologies' acquisition of us to provide additional incentive to Mr. Riner.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information, as of the date of this prospectus, with respect to the number of shares of our common stock and preferred stock beneficially owned by persons known by us to own more than 5% of our common stock or preferred stock, each of our directors and named executive officers, and our directors and executive officers as a group. Other than our common stock and the Series B and D preferred stock listed in the table and discussed in the footnotes below, we have no class of voting stock outstanding. All information with respect to beneficial ownership has been furnished by the respective director, executive officer or five percent beneficial owner, as the case may be. Except as otherwise described below, all shares of common stock and preferred stock are owned directly and the indicated person has sole voting and investment power.

                                          SHARES OF
                                         COMMON STOCK                        SHARES OF         PERCENT OF
                                         BENEFICIALLY      PERCENT OF      PREFERRED STOCK      PREFERRED
NAME AND ADDRESS OF BENEFICIAL OWNER         OWNED        COMMON STOCK   BENEFICIALLY OWNED     STOCK (1)
------------------------------------         -----        ------------   ------------------     ---------
Global Technologies, Ltd.               23,437,903(1)        80.9%            1,500 Series B       100%
1811 Chestnut Street, Suite 120                                           2,495,400 Series D       100%
Philadelphia, PA  19103

Irwin L. Gross                             211,667(2)         1.7%               --                 --
1811 Chestnut Street, Suite 120
Philadelphia, PA  19103

Morris C. Aaron                             10,000(3)           *                --                 --
222 North 44th Street
Phoenix, AZ  85034

Frank E. Gomer                              10,000(3)           *                --                 --
222 North 44th Street
Phoenix, AZ  85034

Wilbur L. Riner, Sr.                           -0-(4)           *                --                 --
1324 Union Hill Road
Alpharetta, GA  30201

M. Moshe Porat                                  --             --                --                 --
Temple University Fox
School of Business
111 Speakman Hall
Philadelphia, PA  19122

Stephen Schachman                               --             --                --                 --
19 West Lancaster Avenue
Ardmore, PA  19003

Barbara Riner                              420,120            3.4%               --                 --
1324 Union Hill Road
Alpharetta, GA  30201

All directors and executive                231,667            1.9%               --                  --
officers as a
group (8 persons)

----------
*    Less than 1%

(1) Includes 1,176,471 shares of common stock issuable upon conversion of shares of Series B 8% Convertible Preferred Stock, 15,097,170 shares of common stock issuable upon conversion of our Series D Convertible Preferred Stock and 310,000 shares of common stock issuable upon exercise of warrants.

(2) Includes 125,000 shares which may be acquired upon exercise of vested options, but does not include any shares owned by Global Technologies.

(3) Consists of options currently exercisable to acquire 10,000 shares of our common stock.

(4)  Does not include  420,120 shares held by Barbara Riner,  the wife of Wilbur
     L. Riner, Sr. Mr. Riner has disclaimed beneficial interest in the shares held by his wife.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Our Chief Executive Officer is a principal of Ocean Castle Partners, LLC which maintains administrative offices for our Chief Executive Officer and certain other employees of Global Technologies. During the year ended October 31, 1998, Ocean Castle executed consulting agreements with two shareholders of Global Technologies, Don Goldman and Yuri Itkis. We assumed the rights and obligations of Ocean Castle under the agreements in connection with Global Technologies' acquisition of its interest in our company. The consulting agreements require payments aggregating $1,000,000 to each of the consultants through December 2003 in exchange for advisory services. Each of the consultants also received stock options to purchase 33,333 shares of Class A Common Stock of Global Technologies at an exercise price of $4.50. As of June 30, 1999, we determined that the consulting agreements had no future value due to our shift away from in-flight entertainment and into alternative markets. Only limited services were provided in 1999 and no future services will be utilized. Accordingly, we recorded a charge to general and administrative expenses in the eight-month transition period ended June 30, 1999 of $1.6 million representing the balance due under such contracts.

     In August 1999, we executed a separation and release agreement with Barbara Riner, a shareholder and former officer, pursuant to which we paid approximately $85,000 in the form of unregistered shares of our common stock.

     In June 1999, we loaned $75,000 to James Riner, one of our vice presidents for the purpose of assisting in a corporate relocation to our headquarters in Phoenix, Arizona. The loan is secured by assets of the employee. The note matures in August 2009 and bears an interest rate of approximately 6%.

     Global Technologies was party to an intellectual property license and support services agreement for certain technology with FortuNet, Inc. FortuNet is owned by Yuri Itkis, a shareholder of Global Technologies and previous director of Global Technologies. The license agreement provides for an annual license fee of $100,000 commencing in October 1994 and continuing through November 2002. We assumed this liability in connection with Global Technologies' acquisition of its interest in our company. We paid FortuNet $100,000 during each of the years ended October 31, 1998 and 1997. In the second half of 1999 we reached agreement with FortuNet with respect to a termination of this agreement and paid FortuNet $100,000 plus legal fees. During the transition period ended June 30, 1999, we revised our estimated accrual to $200,000, which is included in accrued liabilities at June 30, 1999.

     During the year ended October 31, 1998, Global Technologies extended by one year a consulting agreement with Steve Fieldman, one of its former vice presidents pursuant to which Global Technologies will pay $55,000 for services received during the period November 1999 through October 2000. We have assumed the liability for the consulting agreement in connection with Global Technologies' acquisition of its interest in our company in the amount of approximately $45,250, which is included in accrued liabilities at December 31, 1999.

     During the year ended October 31, 1998, Global Technologies executed severance and consulting agreements with three of its former officers, pursuant to which Global Technologies paid the former officers and set aside restricted funds in the amounts of $3,053,642 and $735,000, respectively. The consulting agreements all expire by September 1999. Payments totaling $735,000 have been made from restricted cash through September 1999. Expenses associated with these agreements were charged to general and administrative expenses in the year ended October 31, 1998.

     Global Technologies owns a controlling interest in our company. See "Security Ownership of Certain Beneficial Owners and Management." Global Technologies generally acquired its interest in our company on May 18, 1999. See "Management's Discussions and Analysis of Financial Conditions and Results of Operation."

                            DESCRIPTION OF SECURITIES

OUR COMMON STOCK

     We have authorized 40,000,000 shares of our common stock, par value $0.001 per share. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Subject to preferences that may be applicable to any shares of preferred stock issued in the future, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of the offering contemplated hereby, will be fully paid and nonassessable.

OUR PREFERRED STOCK

     We have authorized 2,500,000 shares of preferred stock. Shares of preferred stock may be issued without shareholder approval. The board of directors is authorized to issue such shares in one or more series and to fix the rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights and rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any vote or action by the shareholders. Any preferred stock to be issued could rank prior to our common stock with respect to dividend rights and rights on liquidation. Our board of directors, without shareholder approval, may issue preferred stock with voting and conversion rights which could adversely affect the voting power of holders of common stock and discourage, delay or prevent a change in control of The Network Connection.

     We currently have 1,500 shares of Series B 8% convertible preferred stock outstanding. The Series B preferred stock has a stated value of $1,000 per share and a liquidation value of 120% of the stated value. The holders of the Series B preferred stock are entitled to an annual cumulative dividend of $80 per share, payable quarterly in cash or common stock. Cumulative unpaid dividends at June 30, 1999 totaled $20,000. Each share of Series B preferred stock is convertible into common stock at a price equal to the lowest of: (a) 75% of the average price of the common stock or (b) 75% of the average price of the common stock, calculated as if April 29, 1999 were the conversion date. The Series B convertible preferred stock has no voting rights. Global Technologies owns 100% of the issued and outstanding Series B 8% convertible preferred stock.

     We currently have 2,495,400 shares of Series D convertible preferred stock outstanding. The Series D convertible preferred stock has a stated value of $10 per share and a liquidation value of 120% of the stated value. The holders of the Series D preferred stock are entitled to an annual dividend as and when declared by our board of directors. Each share of the Series D convertible preferred stock is convertible into 6.05 shares of common stock. The Series D convertible preferred stock has six votes per share. Global Technologies owns 100% of the issued and outstanding Series D convertible preferred stock.

OUR TRANSFER AGENT

     Continental Stock Transfer & Trust Company, New York, New York, serves as transfer agent for the shares of common stock.

                           SELLING SECURITY HOLDERS

     The following table sets forth for each selling shareholder (i) the name of the selling shareholder, (ii) the number of shares of our common stock owned by the selling shareholder before the offering (in some cases, as noted in the footnotes to the table, some or all shares underlie warrants held by the selling shareholder), (iii) the number of shares of our common stock offered by the selling shareholder under this prospectus, (iv) the number of shares of our common stock that will be owned by the selling shareholder assuming that all shares of our common stock registered hereby on that shareholder's behalf are sold, and (v) the percentage of our outstanding shares of common stock that those remaining shares will represent. Each of the selling shareholders is a party to an agreement by which we agreed to register their shares of our common stock. Registration of these shares enables the selling shareholders to sell the shares from time to time in any manner described in "Plan of Distribution" below, but does not necessarily mean that the selling shareholders will sell all or any of the shares.

                            NUMBER OF SHARES            NUMBER OF SHARES
                              BENEFICIALLY   NUMBER OF    BENEFICIALLY    PERCENTAGE OF COMMON
                              OWNED BEFORE    SHARES       OWNED AFTER     STOCK BENEFICIALLY
NAME OF SELLING SHAREHOLDER     OFFERING      OFFERED       OFFERING       OWNED AFTER OFFERING
---------------------------     --------      -------       --------       --------------------
Global Technologies, Ltd.(1)   23,437,903    2,000,000      21,437,903            74.0%
Goodbody International(2)         184,700      184,700              --              --
Continental Capital & Equity
Corp.(3)                          129,500      129,500              --              --
Emden Consulting Corp.(4)          25,000       25,000              --              --
Waterton Group LLC(5)              25,000       25,000              --              --

----------
(1)  See "Security Ownership of Certain Beneficial Owners and Management."

(2) Goodbody International owns warrants exercisable into 180,000 and 4,700 shares of common stock, respectively. The exercise prices payable under the warrants are $4.00 and $3.81, respectively.

(3) Continental Capital & Equity Corp. owns 29,500 shares of common stock and warrants exercisable for 100,000 shares of common stock. The exercise prices payable under the warrants range from $6.00 to $10.00.

(4) Emden Consulting Corp. owns warrants exercisable for 25,000 shares of common stock at an exercise price of $6.50.

(5) Waterton Group LLC owns warrants exercisable for 25,000 shares of common stock at an exercise price of $6.50.

                              PLAN OF DISTRIBUTION

     The selling shareholders or their respective pledgees, donees, transferees or other successors in interest:

     * may sell shares of common stock offered hereby by delivery of this prospectus from time to time in one or more transactions (which may involve block transactions) on the NASDAQ SmallCap Market or on such other market on which the common stock may from time to time be trading;

     * may sell the shares offered hereby in privately negotiated transactions, may sell shares of common stock short and (if such short sales were effected pursuant hereto and a copy of this prospectus delivered therewith) deliver the shares offered hereby to close out such transactions;

     * may engage in the sale of such shares through equity-swaps or the purchase or sale of options; and/or

     * may pledge the shares offered hereby to a broker or dealer or other financial institution, and upon default, the broker or dealer may effect sales of the pledged shares by delivery of this prospectus or as otherwise described herein or any combination thereof.

     The sale price to the public may be the market price for common stock prevailing at the time of sale, a price related to such prevailing market price, at negotiated prices or such other price as the selling shareholders determine from time to time. The shares offered hereby may also be sold pursuant to Rule 144 under the Securities Act without delivery of this prospectus. The selling shareholders shall have the sole discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

     The selling shareholders or their respective pledgees, donees, transferees or other successors in interest may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom the broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling shareholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price.

     There can be no assurance that all or any part of the shares offered hereby will be sold by the selling shareholders. The selling shareholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered hereby, may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations promulgated thereunder.

     The selling shareholders, alternatively, may sell all or any part of the shares offered hereby through an underwriter. No selling shareholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling shareholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus. To the extent required, we will amend or supplement this prospectus to disclose material arrangements regarding the plan of distribution.

     To comply with the securities laws of certain jurisdictions, the shares offered by this prospectus may need to be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. Under applicable rules and regulations promulgated under the Exchange Act, any person engaged in a distribution of the shares of common stock covered by this prospectus may be limited in its ability to engage in market activities with respect to such shares. The selling shareholders, for example, will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including, without limitation, Regulation M, which provisions may restrict certain activities of the selling shareholders and limit the timing of purchases and sales of any shares of common stock by the selling shareholders. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. The foregoing may affect the marketability of the shares offered by this prospectus.

     We have agreed to pay certain expenses of the offering and issuance of the shares of common stock covered by this prospectus, including the printing, legal and accounting expenses we incur and the registration and filing fees imposed by the Commission and the NASDAQ SmallCap Market. Certain of the selling shareholders will be indemnified by us against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. We will be indemnified by certain of the selling shareholders against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

     Upon a sale of common stock pursuant to this registration statement of which this prospectus forms a part, the common stock will be freely tradable in the hands of persons other than our affiliates. We will not pay brokerage commissions or taxes associated with sales by the selling shareholders.

                       DISCLOSURE OF THE SEC'S POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our articles of incorporation and bylaws provide that we will indemnify our directors, officers, employees and agents to the fullest extent permitted by Georgia law. Specifically, our articles of incorporation eliminate the personal liability of directors to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that such elimination of the personal liability of a director to the corporation does not apply for any liability for:

      (i) any appropriation, in violation of his duties, of any business opportunity of the corporation,

      (ii) acts or omissions which involve intentional misconduct or a knowing violation of law,

      (iii) actions prohibited under Section 14-2-832 of the Georgia Business Corporation Code (i.e., liabilities imposed upon directors who vote for or assent to the unlawful payment of dividends, unlawful payment of dividends, unlawful repurchases or redemption of stock, unlawful distribution of assets of the corporation to the shareholders without the prior payment or discharge of the corporation's debts or obligations, or unlawful making or guaranteeing of loans to directors), or

      (iv) any transaction from which the director derived an improper personal benefit.

     In addition, our articles of incorporation provide that the corporation will indemnify its corporate personnel and officers to the fullest extent permitted by the Georgia Business Corporation Code, as amended from time to time.

     Our bylaws reiterate that the corporation will indemnify any and all persons it has the power to indemnify to the fullest extent permitted by the Georgia Business Corporation Code. However, the bylaws further provide that such authorization will not be deemed to be exclusive of any other rights to which those indemnified may be entitled by way of agreement, resolution of shareholders or disinterested directors, or otherwise.

     We intend to enter into indemnity agreements with each of our directors and executive officers to indemnify them against expenses and losses incurred for claims brought against them in their capacities as directors or executive officers. The Network Connection maintains directors' and officers' liability insurance.

     These provisions do not affect a director's or officer's responsibilities under any other laws, such as the federal securities laws.

     Further, there is no pending litigation or proceeding involving a director or officer as to which indemnification is being sought. We are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer. See, however, "Legal Proceedings," which discusses the Carr case. Mr. Carr was previously a director and officer of our company.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and control persons of The Network Connection pursuant to the foregoing provisions, or otherwise, The
Network Connection has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

                                     EXPERTS

     The financial statements of The Network Connection dated as of June 30, 1999 and October 31, 1998, and for the transition period ended June 30, 1999 and each of the years in the two year period ended October 31, 1998 have been included in this prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for us by Mesirov Gelman Jaffe Cramer & Jamieson, LLP, Philadelphia, Pennsylvania.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any such documents that we have filed. You may do so at the Commission's public reference room, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. These documents are also available at the following Regional Office: 7 World Trade Center, Suite 1300, New York, New York 10048. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms.

     Our SEC filings are also available to the public on the Commission's web site at http://www.sec.gov. Our web site can be found at http://www.tncx.com.

                      DEALER PROSPECTUS DELIVERY OBLIGATION

     Until ___________ __, 2000, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                          THE NETWORK CONNECTION, INC.

                          Index to Financial Statements

                                                                            Page
                                                                            ----
Condensed Consolidated Balance Sheets as of
  December 31, 1999 (unaudited) and June 30, 1999 (audited)................  F-2

Condensed Consolidated Statements of Operations for the
  Three Months and Six Months Ended December 31, 1999 (unaudited)..........  F-3

Condensed Consolidated Statement of Cash Flows for the
  Six Months Ended December 31, 1999 (unaudited)...........................  F-4

Notes to Condensed Consolidated Financial Statements.......................  F-5

Independent Auditors' Report...............................................  F-9

Balance Sheets as of June 30, 1999 and October 31, 1998.................... F-10

Statements of Operations for the Transition Period Ended
  June 30, 1999 and the Years Ended October 31, 1998 and 1997.............. F-11

Statements of Cash Flows for the Transition Period Ended
  June 30, 1999 and the Years Ended October 31, 1998 and 1997.............. F-12

Statements of Stockholders' Equity (Deficiency) and
  Comprehensive Income for the Transition Period Ended
  June 30, 1999 and the Years Ended October 31, 1998  and 1997............. F-13

Notes to Financial Statements.............................................. F-14

                          THE NETWORK CONNECTION, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                DECEMBER 31,       JUNE 30,
                                   ASSETS                          1999              1999
                                                                -----------      -----------
                                                                (UNAUDITED)
Current assets:
 Cash and cash equivalents                                     $    860,211      $  2,751,506
 Restricted cash                                                    462,819           446,679
 Short-term investments                                                  --           302,589
 Accounts receivable                                              1,031,726            75,792
 Notes receivable from related parties                               78,932            98,932
 Inventories, net of allowance of $7,837,595                      3,751,153         1,400,000
 Prepaid expenses                                                   214,478           169,429
 Assets held for sale                                                    --           800,000
 Due from affiliate                                                  11,222                --
 Other current assets                                               100,750           173,999
                                                               ------------      ------------
     Total current assets                                         6,511,291         6,218,926

Note receivable from related party                                   78,000            75,000
Property and equipment, net of accumulated
 depreciation of $948,392 and $683,029, respectively              1,200,421         1,338,580
Intangibles, net of accumulated
 amortization of $443,386 and $74,981, respectively               6,796,980         7,119,806
Other assets                                                         43,900               150
                                                               ------------      ------------
    Total assets                                               $ 14,630,592      $ 14,752,462
                                                               ============      ============
                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable                                              $  1,418,007      $  1,663,411
 Accrued liabilities                                                761,727           989,342
 Deferred revenue                                                 2,108,151           365,851
 Accrued product warranties                                         144,750                --
 Dividends payable                                                   80,000                --
 Notes Payable                                                        9,121            42,751
 Notes payable to related parties                                    44,694            68,836
                                                               ------------      ------------
    Total current liabilities                                     4,566,450         3,130,191
Notes payable                                                            --         3,467,045
Other liabilities                                                 1,037,289         1,220,340
Due to affiliate                                                         --         1,647,692
                                                               ------------      ------------
    Total liabilities                                             5,603,739         9,465,268
                                                               ------------      ------------
Commitments and contingencies

Stockholders' equity:
 Series B preferred stock par value $0.01 per share,
  1,500 shares authorized issued and outstanding                         15                15
 Series C preferred stock par value $0.01 per share,
  1,600 shares authorized 0 and 800 shares issued and
  outstanding respectively                                               --                 8
 Series D preferred stock par value $0.01 per share,
  2,495,400 authorized, issued and outstanding                       24,954            24,954
 Common stock par value $0.001 per share, 40,000,000
  shares authorized; 12,314,513 and 6,339,076 issued
  and outstanding respectively                                       12,314             6,339
 Additional paid-in capital                                      93,424,987        88,316,945
 Accumulated other comprehensive income:
   Net unrealized loss on investment securities                          --              (526)
 Accumulated deficit                                            (84,435,417)      (83,060,541)
                                                               ------------      ------------
    Total stockholders' equity                                    9,026,853         5,287,194
                                                               ------------      ------------
    Total liabilities and stockholders' equity                 $ 14,630,592      $ 14,752,462
                                                               ============      ============
See accompanying notes to financial statements.

                          THE NETWORK CONNECTION, INC.
                 Condensed Consolidated Statements of Operations
                                   (Unaudited)

                                                     THREE MONTHS ENDED            SIX MONTHS ENDED
                                                        DECEMBER 31,                  DECEMBER 31,
                                                 -------------------------   ---------------------------
                                                      1999         1998          1999           1998
                                                 -----------   -----------   ------------   ------------
Revenue:
    Equipment sales                              $    46,759   $        --   $ 5,597,319    $     89,028
    Service income                                       --        143,740        59,827         389,037
                                                 -----------   -----------   ------------   ------------
                                                      46,759       143,740     5,657,146         478,065
                                                 -----------   -----------   ------------   ------------
Costs and expenses:
    Cost of equipment sales                           34,534            --     3,454,915         283,714
    Cost of service income                             6,523           480        15,103             736
    General and administrative expenses            1,312,312     1,411,270     2,574,808       6,019,218
    Non-cash compensation expense                    221,882            --       306,882              --
    Provision for doubtful accounts                       --        28,647            --          28,647
    Special charges                                       --            --            --        (190,000)
    Depreciation and amortization expense            323,722        61,720       640,017         383,099
                                                 -----------   -----------   ------------   ------------
                                                   1,898,973     1,502,117     6,991,725       6,525,414
                                                 -----------   -----------   ------------   ------------
        Operating loss                            (1,852,214)   (1,358,377)   (1,334,579)     (6,047,349)

Other:
    Interest expense                                  (3,859)       (1,866)     (139,508)         (4,256)
    Interest income                                   36,954        47,945        77,374          78,659
    Other expense                                    (16,100)     (564,689)       (8,830)       (567,317)
                                                 -----------   -----------   ------------   ------------
        Net loss                                  (1,835,219)   (1,876,987)   (1,405,543)     (6,540,263)

Cumulative dividend on preferred stock               (14,000)           --       (60,000)             --
                                                 -----------   -----------   ------------   ------------
Net loss attributable to common stockholders     $(1,849,219)  $(1,876,987)  $ (1,465,543)  $ (6,540,263)
                                                 ===========   ===========   ============   ============
Basic and diluted net loss per common share      $     (0.27)  $     (1.78)  $      (0.22)  $      (6.20)
                                                 ===========   ===========   ============   ============
Weighted average number of shares outstanding,
  basic and diluted                                6,893,790      1,055,475     6,591,491      1,055,475
                                                 ===========   ===========   ============   ============

See accompanying notes to financial statements.

                          THE NETWORK CONNECTION, INC.
                 Condensed Consolidated Statement of Cash Flows
                                   (Unaudited)

                                                           SIX MONTHS ENDED
                                                             DECEMBER 31,
                                                      -------------------------
                                                          1999          1998
                                                      -----------   -----------
Cash flows from operating activities:
  Net loss                                            $(1,405,543)  $(6,540,263)
  Adjustments to reconcile net loss to net cash:
    Depreciation and amortization                         640,017       383,099
    Special charges                                            --      (190,000)
    Loss on sale of assets held for sale                   37,893
    Loss on disposal of equipment                              --     1,008,953
    Non cash compensation expense                         306,884            --
    Changes in net assets and liabilities,
      net of effect of acquisition:
      Increase in accounts receivable                    (955,934)   (4,878,997)
      Payments due from affiliate                         477,416            --
      (Increase) decrease in inventories               (2,351,153)      107,959
      (Increase) decrease  in prepaid expenses            (45,049)      105,664
      Decrease in other current assets                     73,249       315,236
      (Increase) decrease in other assets                 (43,750)       66,695
      Decrease in accounts payable                       (286,724)     (402,497)
      Decrease in accrued liabilities                    (279,092)     (804,607)
      Increase in deferred revenue                      1,742,300     4,483,870
      Increase (decrease) in accrued product
        warranties                                        144,750    (1,316,046)
                                                      -----------   -----------
          Net cash used in operating activities       $(1,944,738)  $(7,660,934)
                                                      -----------   -----------
Cash flows from investing activities:
  Purchases of investment securities                         (542)           --
  Sale of investment securities                           303,131
  Purchases of property and equipment                    (127,204)      (10,676)
  Proceeds from sale of equipment                              --         9,366
  Proceeds from sale of assets held for sale              762,107            --
  Increase in restricted cash                             (16,140)     (437,503)
                                                      -----------   -----------
          Net cash provided by (used in)
            investing activities                      $   921,352   $  (438,813)
                                                      -----------   -----------
Cash flows from financing activities:
  Payments on notes payable                              (738,260)           --
  Payments received on notes receivable                    17,000            --
  Payments to affilate                                   (188,399)           --
  Capital contribution                                         --     8,163,300
  Employee stock option exercises                          41,750            --
  Payments on capital lease obligations                        --       (62,849)
                                                      -----------   -----------
          Net cash provided by (used in)
            financing activities                      $  (867,909)  $ 8,100,451
                                                      -----------   -----------
Net increase (decrease) in cash and cash equivalents   (1,891,295)          704

Cash and cash equivalents at beginning of period        2,751,506       111,418
                                                      -----------   -----------
Cash and cash equivalents at end of period            $   860,211   $   112,122
                                                      ===========   ===========

See accompanying notes to financial statements.

                          THE NETWORK CONNECTION, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

                         PART I. FINANCIAL INFORMATION
                              BASIS OF PRESENTATION

(1) PRINCIPLES OF CONSOLIDATION

     The condensed consolidated financial statements include the accounts of The Network Connection, Inc. and its wholly-owned subsidiary TNCi UK Limited (the "Company" or "TNCi"). All significant intercompany accounts have been eliminated.

     The accompanying condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles, pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the accompanying condensed consolidated financial statements reflect all adjustments (consisting of normal recurring accruals) which are necessary for a fair presentation of the results for the interim periods presented. Certain information and footnote disclosures normally included in financial statements have been condensed or omitted pursuant to such rules and regulations. It is suggested that these condensed consolidated financial statements be read in conjunction with the financial statements and notes thereto for the eight-month transition period ended June 30, 1999, included in the Company's Annual Report on Form 10-KSB.

     The results of operations for the three months and six months ended December 31, 1999 are not necessarily indicative of the results to be expected for the entire fiscal year. Certain reclassifications have been made to the amounts in the June 30, 1999 balance sheet to conform with the December 31, 1999 presentation.

     On May 18, 1999, Global Technologies, Ltd. ("Global") received from the Company 1,055,745 shares of its Common Stock and 2,495,400 shares of its Series D Convertible Preferred Stock in exchange for $4,250,000 in cash and substantially all the assets and certain liabilities of Global's Interactive Entertainment Division ("IED"), as defined in the Asset Purchase and Sale Agreement dated April 30, 1999, as amended (the "Transaction"). The Transaction has been accounted for as a reverse merger whereby, for accounting purposes, Global is considered the accounting acquirer, and although the legal capital structure carries forward, the, Company is treated as the successor to the historical operations of IED. Accordingly, the historical financial statements of the Company, which previously have been reported to the Securities and Exchange Commission ("SEC") on Forms 10-KSB, and 10-QSB, among others, as of and for all periods through March 31, 1999, will be replaced with those of IED.

     The financial statements as of and for the three months and six months ended December 31, 1998, reflect the historical results of Global's IED as previously included in Global's consolidated financial statements. The Transaction date for accounting purposes was May 1, 1999. As of December 31, 1999, the Company is an 81% owned subsidiary of Global whose ownership is represented by 1,500 shares of the Company's Series B 8% Convertible Preferred Stock, 2,495,400 shares of the Company's Series D Convertible Preferred Stock and 6.8 million shares of the Company's Common Stock. The historical financial statements of the Company up to the date of the Transaction as previously reported will no longer be included in future filings of the Company.

(2) USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Additionally, such estimates and assumptions affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(3) NOTES PAYABLE

     Prior to the Transaction, the Company entered into a Secured Promissory Note with Global in the principal amount of $750,000, bearing interest at a rate of 9.5% per annum, and a related security agreement granting Global a security interest in its assets (the "Promissory Note"). The Promissory Note was convertible into shares of the Company's Series C 8% Convertible Preferred Stock ("Series C Stock") at the discretion of Global. The Note had an original maturity of May 14, 1999 but had been extended until September 2001.

     In July and August 1999, Global purchased all of the Series A and E notes and the Series D notes of the Company, respectively, from the holders of such notes (the "Series Notes"). Concurrent with such purchase by Global, the Company executed the allonges to the Promissory Note which cancelled such Series Notes and rolled the principal balance, plus accrued but unpaid interest, penalties and redemption premiums on the Series Notes into the principal balance of the Promissory Note. Subsequent to May 18, 1999, Global had also advanced working capital to the Company in the form of intercompany advances. In August 1999, the Company executed an allonge to the Promissory Note which rolled the intercompany advances into the principal balance of the Promissory Note and granted Global the ability to convert the Promissory Note directly into shares of the Company's Common Stock as an administrative convenience.

     On August 24, 1999, the Board of Directors of Global approved the conversion of the Promissory Note into shares of the Company's Common Stock. Such conversion, to the extent it exceeded approximately one million shares of the Company's Common Stock on August 24, 1999, was contingent upon receiving shareholder approval to increase the authorized share capital of the Company. This increase in authorized share capital was subsequently approved at the September 17, 1999 Special Meeting of the Company's shareholders. Accordingly, in December 1999, the Company issued to Global 4,802,377 shares of its Common Stock based on the conversion date of August 24, 1999. Separately from the Promissory Note, the Company issued 886,140 shares of its Common Stock to Global upon conversion of the Series C Stock held by Global.

     Also on August 24, 1999, the Global Board of Directors approved a $5 million secured revolving credit facility by and between Global and the Company (the "Facility"). The Facility provides that the Company may borrow up to $5 million for working capital and general corporate purposes at the prime rate of interest plus 3%. The Facility matures in September 2001. The Company paid an origination fee of $50,000 to Global and will pay an unused line fee of 0.5% per annum. The Facility is secured by all of the assets of the Company and is convertible, at Global's option, into shares of the Company's Common Stock at a price equal to the lesser of 66.7% of the trailing five-day average share price of the preceding 20 days, $1.50 per share or any lesser amount at which Common Stock has been issued to third parties. Pursuant to Nasdaq rules, Global may not convert borrowings under the Facility into shares of Common Stock in excess of 19.99% of the number of shares of Common Stock outstanding as of August 24, 1999, without shareholder approval. As of December 31, 1999, no amounts were outstanding under the Facility. As of December 31, 1999, Global did not have sufficient cash for the Company to borrow the full $5 million under the Facility. Should the Company draw on the Facility, Global would have to obtain financing or sell assets to meet its obligations under the Facility.

     In September 1999, the Company sold one of its two buildings in Alpharetta, Georgia. The net proceeds from the sale, plus cash of approximately $80,000 was used by the Company to repay a Note payable due April 19, 2001 in the principal amount of $470,000. The sale of the second building occurred in November 1999. The net proceeds of approximately $367,000 from sale were used to retire a Note payable due 2009 in the principal amount of $217,000.

     In October 1999, a note payable in the principle amount of $400,000 due September 5, 1999 was converted into 200,000 shares of the Company's Common Stock.

(4) WARRANTS

     In December 1999, the Company issued common stock purchase warrants to purchase 25,000 shares of the Company's Common Stock at $6.50 per share to Emden Consulting Corp. in exchange for advisory services. The exercise period of the warrants expires in December 2004. Non-cash compensation expense of $110,941 was recorded in the current period.

     In December 1999, the Company issued common stock purchase warrants to purchase 25,000 shares of the Company's Common Stock at $6.50 per share to Waterton Group LLC in exchange for advisory services. The exercise period of the warrants expires in December 2004. Non-cash compensation expense of $110,941 was recorded in the current period.

     In December 1999, the Company issued common stock purchase warrants to purchase 100,000 shares of the Company's Common Stock at prices ranging from $6 to $10 per share to Continental Capital & Equity Corp. in exchange for public relations and advisory services. The warrants vest over a period of 270 days and the exercise period of the warrants expires in February 2002. Non-cash compensation expense will be recognized over the 12 months of the agreement.

(5) OPTION GRANTS

     In October 1999, the Compensation Committee of the Board of Directors of the Company recommended option grants to purchase up to 500,000 shares of the Company's Common Stock to Mr. Irwin L. Gross, Chairman and Chief Executive Officer of the Company. Such recommendation was adopted and approved by the Board of Directors. One quarter of these options vested immediately and one quarter vest over three years. The remainder vest on the sixth anniversary of the date of grant, subject to acceleration to a three-year schedule in the event certain performance milestones are achieved. Exercise price of the options is equal to the closing market price of the Company's Common Stock on the day prior to grant, and the options expire in October 2009.

(6) SEGMENT INFORMATION

     Through December 31, 1999 the Company operated principally in one industry segment; development, manufacturing and marketing of computer-based entertainment and data networks. Historically, the Company's principal revenues have been derived from European customers.

     For the six months ended December 31, 1999 and 1998, respectively, one customer accounted for approximately 96% and a separate customer accounted for almost 100% of the Company's sales. Outstanding receivables from these two customers were $9,576 and $5,278,545, respectively, at December 31, 1999 and December 31, 1998.

(7) COMMITMENTS AND CONTINGENCIES

(a) LAWSUITS

     Swissair/MDL-1269, IN RE AIR CRASH NEAR PEGGY'S COVE, NOVA SCOTIA. This multi-district litigation, which is being overseen by the United States District Court for the Eastern District of Pennsylvania, relates to the crash of Swissair Flight No. Ill on September 2, 1998. The Swissair MD-11 aircraft involved in the crash was equipped with an entertainment network system that had been sold to Swissair by Global Technologies, Ltd. ("Global" formerly known as Interactive Flight Technologies, Inc.). Estates of the victims of the crash have filed lawsuits throughout the United States against Swissair, Boeing, Dupont and various other parties, including Global. TNCi has been named in some of the lawsuits filed by families of victims on a successor liability theory. TNCi denies all liability for the crash. TNCi is being defended by the aviation insurer for Global.

     FEDERAL EXPRESS CORPORATION V. THE NETWORK CONNECTION, INC., State Court of Forsyth County, State of Georgia, Civil Action File No. 99-V51560685. This lawsuit was served on the Company on or about July 22, 1999 by Federal Express Corporation and relates to charges incurred by prior management. The suit alleges the Company owes Federal Express approximately $110,000 for past services rendered. The Company is currently discussing settlement with Federal Express.

     BRYAN R. CARR V. THE NETWORK CONNECTION, INC. AND GLOBAL TECHNOLOGIES, LTD., Superior Court of Georgia, Civil Action No. 99-CV-1307. Bryan R. Carr, the Company's former Chief Operating and Financial officer, and a former Director filed a claim on November 24, 1999 alleging a breach of his employment agreement. Mr. Carr claims that he is entitled to the present value of his base salary through October 31, 2001, a share of any "bonus pool," the value of his stock options and accrued vacation time. The Company is currently defending the claim.

     The Company is subject to other lawsuits and claims arising in the ordinary course of its business. In the Company's opinion, as of December 31, 1999, the effect of such matters will not have a material adverse effect on the Company's results of operations and financial position.

(b) CARNIVAL AGREEMENT

     In September 1998, the Company entered into a Turnkey Agreement (the "Carnival Agreement") with Carnival Corporation ("Carnival") for the purchase, installation and maintenance of its advanced cabin entertainment and management system for the cruise industry ("CruiseView(TM)") on a minimum of one Carnival Cruise Lines ship. During the four-year period commencing on the date of the Carnival Agreement, Carnival has the right to designate an unspecified number of additional ships for the installation of CruiseView(TM). The cost per cabin for CruiseView(TM) purchase and installation on each ship is provided for in the Carnival Agreement. In December 1998, Carnival ordered the installation of CruiseView(TM) on one Carnival Cruise Lines "Fantasy" class ship which has been in operational use since August 1999. In August 1999, Carnival ordered the installation of CruiseView(TM) on one Carnival Cruise Lines "Destiny" class ship which has been in operational use since October 1999. Under the terms of the agreement, the Company receives payment for 50% of the sales price of the system in installments through commencement of operation of the system. Recovery of the remaining sales price of the system is to be done through the receipt of the Company's 50% share of revenues generated by the system over future periods.

     The terms of the Carnival Agreement provide that Carnival may return the CruiseView(TM) system within the acceptance period, as defined in the Carnival Agreement. The acceptance period for the Fantasy and Destiny class ships are twelve months and three months, respectively. As of December 31, 1999, the Company recorded deferred revenue of $2,108,151, reflecting amounts paid by Carnival towards the purchase price of CruiseView(TM) aboard these ships. As of December 31, 1999, the Company had not recognized any revenue in association with the Carnival Agreement. In January 2000, the systems installed aboard the Fantasy and Destiny class ships were accepted by Carnival.

     The Company has concluded that the cost of building and installing CruiseView(TM) systems in carnival ships pursuant to the agreement with Carnival may exceed the revenue earned in connection therewith. Carnival's continuing to exercise its option for building and installing CruiseView(TM) on additional ships under the agreement may prove unprofitable and therefore have a negative effect on the Company's working capital. The company is currently endeavoring to renegotiate the terms of the agreement with Carnival.

(8) SUBSEQUENT EVENTS -- LETTER OF INTENT FOR CONVERTIBLE DEBENTURES

     Although in January 2000 the Company entered into a letter of intent to obtain net loan proceeds of $5.8 million, we and the prospective lender have been unable to reach agreement on certain material terms of the proposed transaction. Consequently, we do not anticipate pursuing this financing.

                       INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors
The Network Connection, Inc.:

We have audited the accompanying balance sheets of The Network Connection, Inc. as of June 30, 1999 and October 31, 1998 and the related statements of operations, changes in stockholders' equity (deficiency) and comprehensive income and cash flows for the Transition Period ended June 30, 1999 and each of the years in the two year period ended October 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of The Network Connection, Inc. at June 30, 1999 and October 31, 1998 and 1997 and the results of its operations and its cash flows for the Transition Period ended June 30, 1999 and each of the years in the two year period ended October 31, 1998, in conformity with generally accepted accounting principles.


                                        /s/ KPMG LLP

Phoenix, Arizona
October 12, 1999

                          THE NETWORK CONNECTION, INC.
                                 BALANCE SHEETS

                                                                   JUNE 30,       OCTOBER 31,
                             ASSETS                                  1999           1998
                                                                 ------------    ------------
Current assets:
  Cash and cash equivalents                                      $  2,751,506    $     14,348
  Restricted cash                                                     446,679         437,502
  Investment securities                                               302,589              --
  Accounts receivable, net                                             75,792       1,130,648
  Notes receivable from related parties                                98,932              --
  Inventories, net                                                  1,400,000       1,005,427
  Prepaid expenses                                                    169,429          44,695
  Assets held for sale                                                800,000              --
  Other current assets                                                173,999         270,225
                                                                 ------------    ------------
       Total current assets                                         6,218,926       2,902,845
Note receivable from related party                                     75,000              --
Property and equipment, net                                         1,338,580         780,035
Intangibles, net                                                    7,119,806              --
Other assets                                                              150         555,150
                                                                 ------------    ------------
      Total assets                                              $ 14,752,462    $  4,238,030
                                                                 ============    ============

               LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current liabilities:
  Accounts payable                                               $  1,681,771    $    891,242
  Accrued liabilities                                               2,209,682       3,280,378
  Deferred revenue                                                    365,851         453,022
  Accrued product warranties                                               --       5,369,008
  Current maturities of long-term debt                                 24,391              --
  Notes payable to related parties                                     68,836              --
                                                                 ------------    ------------
       Total current liabilities                                    4,350,531       9,993,650
Notes payable                                                       3,467,045              --
Due to affiliate                                                    1,647,692              --
                                                                 ------------    ------------
                    Total liabilities                               9,465,268       9,993,650
                                                                 ------------    ------------
Commitments and contingencies

Stockholders' equity (deficiency):
  Series B preferred stock par value $0.01 per share,
   1,500 shares authorized, issued and outstanding                         15              --
  Series C preferred stock par value $0.01 per share,
   1,600 shares authorized; 800 shares issued and outstanding               8              --
  Series D preferred stock par value $0.01 per share,
   2,495,400 authorized, issued and outstanding                        24,954              --
  Common stock par value $0.001 per share, 10,000,000 shares
     authorized; 6,339,076 issued and outstanding                       6,339              --
  Additional paid-in capital                                       88,316,945              --
  Contributed capital in excess of par value                               --      79,618,459
  Accumulated other comprehensive income:
     Net unrealized loss on investment securities                        (526)             --
  Accumulated deficit                                             (83,060,541)    (85,374,079)
                                                                 ------------    ------------
       Total stockholders' equity (deficiency)                      5,287,194      (5,755,620)
                                                                 ------------    ------------
       Total liabilities and stockholders' equity (deficiency)   $ 14,752,462    $  4,238,030
                                                                 ============    ============

       See accompanying notes to financial statements.

                          THE NETWORK CONNECTION, INC.
                            STATEMENTS OF OPERATIONS

                                                         TRANSITION
                                                        PERIOD ENDED
                                                          JUNE 30,         YEAR ENDED OCTOBER 31,
                                                            1999            1998            1997
                                                        ------------    ------------    ------------
Revenue:
  Equipment sales                                       $    875,957    $ 18,038,619    $ 10,524,828
  Service income                                              82,650         778,343         575,881
                                                        ------------    ------------    ------------
                                                             958,607      18,816,962      11,100,709
                                                        ------------    ------------    ------------
Costs and expenses:
  Cost of equipment sales                                  1,517,323      15,523,282      24,646,334
  Cost of service income                                         480          13,789         232,126
  Provision for doubtful accounts                             28,648              --         216,820
  Research and development expenses                               --       1,092,316       7,821,640
  General and administrative expenses                      3,703,633       9,019,872      12,574,223
  Special charges                                            521,590         400,024      19,649,765
  Reversal of warranty, maintenance and
    commission accruals                                   (7,151,393)             --              --
  Bad debt recoveries                                             --              --      (1,064,284)
                                                        ------------    ------------    ------------
                                                          (1,379,719)     26,049,283      64,076,624
                                                        ------------    ------------    ------------
       Operating income (loss)                             2,338,326      (7,232,321)    (52,975,915)

Other:
  Interest expense                                           (83,029)        (11,954)        (13,423)
  Interest income                                             77,682          53,465              --
  Other income (expense)                                      11,226          10,179        (203,649)
                                                        ------------    ------------    ------------
       Net income (loss)                                   2,344,205      (7,180,631)    (53,192,987)

Cumulative dividend on preferred stock                       (30,667)             --              --
                                                        ------------    ------------    ------------
Net income (loss) attributable to common stockholders   $  2,313,538    $ (7,180,631)   $(53,192,987)
                                                        ============    ============    ============
Basic net income (loss) per common share                $       0.97    $      (6.80)   $     (50.38)
                                                        ============    ============    ============
Weighted average number of shares outstanding              2,387,223       1,055,745       1,055,745
                                                        ============    ============    ============
Diluted net income (loss) per common share              $       0.13    $      (6.80)   $     (50.38)
                                                        ============    ============    ============
Weighted average number of common and
 dilutive shares outstanding                              18,543,707       1,055,745       1,055,745
                                                        ============    ============    ============

See accompanying notes to financial statements.

                          THE NETWORK CONNECTION, INC.
                            STATEMENTS OF CASH FLOWS

                                                             TRANSITION
                                                             PERIOD ENDED
                                                               JUNE 30,         YEAR ENDED OCTOBER 31,
                                                                 1999            1998           1997
                                                             ------------    ------------    ------------
Cash flows from operating activities:
 Net income (loss)                                           $  2,313,538    $ (7,180,631)   $(53,192,987)
 Adjustments to reconcile net income (loss) to net cash:
  Depreciation and amortization                                   342,544       1,205,361       1,815,779
  Change in inventory valuation allowance                        (892,010)             --       8,297,933
  Special charges                                                 521,590         400,024      19,649,765
  Reversal of warranty, maintenance and commission accruals    (7,151,393)             --              --
  Loss on disposal of equipment                                        --              --         203,649
  Non cash compensation expense                                        --              --         480,749
  Changes in net assets and liabilities, net of effect
   of Transaction:
   Decrease (increase) in accounts receivable                    (482,344)      4,523,470      (5,754,771)
   Decrease (increase) in inventories                           1,897,437       5,105,334     (12,563,721)
   Decrease (increase) in prepaid expenses                       (116,717)         47,428         183,394
   Decrease in other current assets                                78,134         247,549              --
   Increase in other assets                                            --        (411,042)             --
   (Decrease) increase in accounts payable                     (1,449,333)     (4,933,431)      1,673,893
   (Decrease) increase in accrued liabilities                     702,559      (1,758,210)       (584,655)
   (Decrease) increase in deferred revenue                      1,138,048      (1,930,882)      2,383,904
   Increase in accrued product warranties                              --         758,321         836,667
                                                             ------------    ------------    ------------
       Net cash used in operating activities                 $ (3,097,947)   $ (3,926,709)   $(36,570,401)

Cash flows from investing activities:
 Purchases of investment securities                              (302,589)             --              --
 Purchases of property and equipment                              (18,243)        (36,008)    (10,341,561)
 Proceeds from sale of equipment                                       --           3,620              --
 Cash acquired in Transaction                                      23,997              --              --
 Increase in restricted cash                                       (9,177)       (437,502)             --
                                                             ------------    ------------    ------------
       Net cash used in investing activities                 $   (306,012)   $   (469,890)   $(10,341,561)

Cash flows from financing activities:
 Payments on notes payable                                        (58,450)        (80,753)        (53,085)
 Advances from parent                                             805,616              --              --
 Contributed capital                                            5,391,951       4,427,544      47,029,203
 Proceeds from issuance of stock                                    2,000              --              --
                                                             ------------    ------------    ------------
       Net cash provided by financing activities             $  6,141,117    $  4,346,791    $ 46,976,118

Net increase (decrease) in cash and cash equivalents            2,737,158         (49,808)         64,156

Cash and cash equivalents at beginning of year                     14,348          64,156              --
                                                             ------------    ------------    ------------
Cash and cash equivalents at end of year                     $  2,751,506    $     14,348    $     64,156
                                                             ============    ============    ============

See accompanying notes to financial statements.

                          THE NETWORK CONNECTION, INC.
     STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY) AND COMPREHENSIVE INCOME TRANSITION PERIOD ENDED JUNE 30, 1999 YEARS ENDED OCTOBER 31, 1998 AND 1997

                                                                                   ADDITIONAL
                                      SERIES B    SERIES C   SERIES D    COMMON     PAID-IN
                                      PREFERRED  PREFERRED   PREFERRED   STOCK      CAPITAL
                                      ---------  ---------  ----------   ------   ------------
Balance as of October 31, 1996         $   --     $   --    $       --   $   --   $         --
  Contributed capital                      --         --            --       --             --
  Net loss                                 --         --            --       --             --
                                       ------     ------    ----------   ------   ------------
Balance as of October 31, 1997         $   --     $   --    $       --   $   --   $         --
  Contributed capital                      --         --            --       --             --
  Net loss                                 --         --            --       --             --
                                       ------     ------    ----------   ------   ------------
Balance as of October 31, 1998         $   --     $   --    $       --   $   --   $         --
  Contributed capital                      --         --            --       --             --
  Contribution of advances to capital      --         --            --       --     85,010,410
  Issuance of stock                        15          8        24,954    6,338      3,304,536
  Exercise of stock options                --         --            --        1          1,999
  Comprehensive income (loss):
     Unrealized loss on available for
       sale securities                     --         --            --       --             --
     Net income                            --         --            --       --             --
  Total comprehensive income               --         --            --       --             --
                                       ------     ------    ----------   ------   ------------
Balance as of June 30, 1999            $   15     $    8    $   24,954   $6,339   $ 88,316,945
                                       ======     ======    ==========   ======   ============


                                                       ACCUMULATED
                                                          OTHER       ACCUMULATED       TOTAL
                                         CONTRIBUTED  COMPREHENSIVE    (DEFICIT)     STOCKHOLDERS'
                                           CAPITAL        INCOME        EARNINGS        EQUITY
                                         -----------   ------------   ------------    -----------
Balance as of October 31, 1996          $ 28,161,712   $         --   $(25,000,461)   $ 3,161,251
  Contributed capital                     47,029,203             --             --     47,029,203
  Net loss                                        --             --    (53,192,987)   (53,192,987)
                                         -----------   ------------   ------------    -----------
Balance as of October 31, 1997          $ 75,190,915   $         --   $(78,193,448)   $(3,002,533)
  Contributed capital                      4,427,544             --             --      4,427,544
  Net loss                                        --             --     (7,180,631)    (7,180,631)
                                         -----------   ------------   ------------    -----------
Balance as of October 31, 1998          $ 79,618,459   $         --   $(85,374,079)   $(5,755,620)
  Contributed capital                      5,391,951             --             --      5,391,951
  Contribution of advances to capital    (85,010,410)            --             --             --
  Issuance of stock                               --             --             --      3,335,851
  Exercise of stock options                       --             --             --          2,000
  Comprehensive income (loss):
     Unrealized loss on available for
       sale securities                            --           (526)            --             --
     Net income                                   --             --      2,313,538             --
  Total comprehensive income                      --             --             --      2,313,012
                                         -----------   ------------   ------------    -----------
Balance as of June 30, 1999              $        --   $       (526)  $(83,060,541)   $ 5,287,194
                                         ===========   ============   ============    ===========

See accompanying notes to financial statements.

                          THE NETWORK CONNECTION, INC.
                          NOTES TO FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

     (a)  DESCRIPTION OF BUSINESS

          The Network Connection, Inc. (the "Company" or "TNCi") is engaged in the development, manufacturing and marketing of computer-based entertainment and data networks, which provides users access to information, entertainment and a wide array of service options, such as movies, shopping for goods and services, computer games, access the World Wide Web and gambling, where permitted by applicable law. The Company's primary markets for its products are cruise ships, passenger trains, schools and corporate training. Secondary markets include business jets and hotel operators, among others.

     (b)  BASIS OF PRESENTATION

          On May 18, 1999, Global Technologies, Ltd. (formerly known as Interactive Flight Technologies, Inc.) ("GTL") received from the Company 1,055,745 shares of its common stock and 2,495,400 shares of its Series D Convertible Preferred Stock in exchange for $4,250,000 in cash and substantially all the assets and certain liabilities of GTL's Interactive Entertainment Division ("IED"), as defined in the Asset Purchase and Sale Agreement dated April 30, 1999, as amended (the "Transaction"). The Transaction has been accounted for as a reverse merger whereby, for accounting purposes, GTL is considered the accounting acquiror, and although the legal capital structure carries forward, and the Company is treated as the successor to the historical operations of IED. Accordingly, the historical financial statements of the Company, which previously have been reported to the Securities and Exchange Commission ("SEC") on Forms 10-KSB, 10-QSB, among others, as of and for all periods through March 31, 1999, will be replaced with those of IED.

          The Company will continue to file as a SEC registrant and continue to report under the name The Network Connection, Inc. The financial statements as of and for the years ended October 31, 1998 and 1997 reflect the historical results of GTL's IED as previously included in GTL's consolidated financial statements. Included in the results of operations for the eight months ended June 30, 1999 are the historical results of GTL's IED through April 30, 1999, and the results of the post Transaction company for the two months ended June 30, 1999. The Transaction date for accounting purposes is May 1, 1999. Contributed capital reflects the cash consideration paid by GTL to the Company in the Transaction in addition to funding of IED historical operations. GTL will continue to report as a separate SEC registrant, owning the shares of the Company as described above. As of June 30, 1999, the Company is a majority owned subsidiary of GTL whose ownership, through a combination of the Transaction described above and GTL's purchase of Series B 8 % preferred stock of the Company and 110,000 shares of the Company's common stock from third party investors, approximates 78% of the Company on an if-converted common stock basis (See note 15.) The historical financial statements of the Company up to the date of the Transaction as previously reported will no longer be included in future filings of the Company.

     (c)  CHANGE IN FISCAL YEAR-END

          The Company has changed its fiscal  year-end  from December 31 to June
          30. The Transition Period resulting from the change in fiscal year-end is measured from IED's former fiscal year-end of October 31. Accordingly, the eight-month period resulting from this change, November 1, 1998 through June 30, 1999, is referred to as the "Transition Period."

     (d)  USE OF ESTIMATES

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Additionally, such estimates and assumptions affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     (e)  CASH AND CASH EQUIVALENTS

          The Company considers all highly liquid investments with original maturities at the date of purchase of three months or less to be cash and cash equivalents.

     (f)  RESTRICTED CASH

          At June 30, 1999 and October 31, 1998, the Company held restricted cash of $446,679 and $437,502, respectively, in a trust fund for payments which may be required under severance agreements with one former executive of GTL. (See note 15.)

     (g)  INVESTMENT SECURITIES

          Investment securities consist of debt securities with a maturity greater than three months at the time of purchase. In accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115") the debt securities are classified as available-for-sale and carried at fair value, based on quoted market prices. The net unrealized gains or losses on these investments are reported in stockholders' equity, net of tax. The specific identification method is used to compute the realized gains and losses on the debt securities.

     (h)  INVENTORIES

          Inventories consisting principally of entertainment network components are stated at the lower of cost (first-in, first-out method) or market.

     (i)  GOODWILL

          The Company classifies as goodwill the excess of the purchase price over the fair value of the net assets acquired and is amortized over ten years using the straight line method.

     (j)  PROPERTY AND EQUIPMENT

          Property and equipment are stated at the lower of cost or net realizable value. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets ranging from three to seven years. Leasehold improvements are depreciated using the straight-line method over the shorter of the underlying lease term or asset life.

     (k)  REVENUE RECOGNITION

          The Company's revenue derived from sales and installation of equipment is recognized upon installation and acceptance by the customer. Fees derived from servicing installed systems is recognized when earned, according to the terms of the service contract. Revenue pursuant to contracts that provide for revenue sharing with customers and/or others is recognized as cash is received in the amount of the Company's retained portion of the cash pursuant to the revenue sharing agreement. Revenue earned pursuant to extended warranty agreements is recognized ratably over the warranty period.

     (l)  DEFERRED REVENUE

          Deferred revenue represents cash received on advance billings of equipment sales as allowed under installation and extended warranty contracts.

     (m)  RESEARCH AND DEVELOPMENT

          Research and development costs are expensed as incurred except for development costs required by a customer contract. Development costs incurred pursuant to contractual obligations are allocated to deliverable units. These development costs are expensed as cost of goods sold upon installation of the complete product and acceptance by the customer.

     (n)  WARRANTY COSTS

          The Company provides, by a current charge to income, an amount it estimates will be needed to cover future warranty obligations for products sold with an initial warranty period. Revenue and expenses under extended warranty agreements are recognized ratably over the term of the extended warranty.

     (o)  IMPAIRMENT OF LONG-LIVED ASSETS

          The Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

     (p)  INCOME TAXES

          Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     (q)  INCOME (LOSS) PER SHARE

          During fiscal 1998, the Company adopted Financial Accounting Standards Board (FASB) SFAS No. 128, "Earnings per Share" (SFAS No. 128). Income
          (loss) per share for all prior periods have been restated to conform to the provisions of SFAS 128. Basic income (loss) per share is computed by dividing income (loss) attributable to common stockholders, by the weighted average number of common shares outstanding for the period. Diluted income (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the income (loss) of the Company. In calculating net loss per common share for 1998 and 1997, $15.1 million and $15.1 million, respectively, common stock equivalent shares consisting of convertible preferred stock issued to GTL in connection with the Transaction have been excluded because their inclusion would have been anti-dilutive.

     (r)  STOCK-BASED COMPENSATION

          In accordance with the provisions of Accounting Principals Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), the Company measures stock-based compensation expense as the excess of the market price at the grant date over the amount the employee must pay for the stock. The Company's policy is to generally grant stock options at fair market value at the date of grant; accordingly, no compensation expense is recognized. As permitted, the Company has elected to adopt the pro forma disclosure provisions only of SFAS No. 123, "Accounting for Stock-Based Compensation". (See note 11.)

     (s) In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes standards for the accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. This statement generally requires recognition of gains and losses on hedging instruments, based on changes in fair value or the earnings effect of forecasted transactions. As issued, SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133--An Amendment of FASB Statement No. 133," which deferred the effective date of SFAS No. 133 until June 15, 2000. We are currently evaluating the impact of SFAS No. 133.

          On January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income consists of net income and unrealized gains and losses on investment securities net of taxes and is presented in the consolidated statements of stockholders' equity (deficiency) and comprehensive income; it does not affect the Company's financial position or results of operations.

          On January 1, 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise" replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosure about products and services, geographical areas, and major customers. The adoption of SFAS No. 131 does not affect results of operations or financial position but does affect the disclosure of segment information.

(2) ACQUISITION

     The Transaction has been accounted for by the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired and the liabilities assumed based upon estimated fair values at the date of acquisition as follows:

     Purchase price:
       Cash                                                         $ 4,250,000
       Net liabilities of IED contributed                            (4,012,430)
                                                                    -----------
         Total                                                      $   237,570
                                                                    ===========
     Assets acquired and liabilities assumed:
       Historical  book  value  of  net  liabilities                $(2,457,723)
     Fair value adjustments:
       Inventory                                                     (1,280,847)
       Property and equipment                                          (806,873)
       Other assets                                                    (368,255)
       Liabilities                                                     (681,390)
                                                                    -----------
         Total fair value of liabilities assumed                    $(5,597,086)

     Excess of fair value of TNCi Series B Preferred Stock
       and Series C Preferred Stock over its recorded value         $(1,501,000)
     Purchase of Common Stock of TNCi                                  (254,658)
                                                                    ===========
       Excess of purchase price over fair value of net
       liabilities assumed (goodwill)                               $ 7,115,174
                                                                    ===========

     The excess of fair value of TNC Series B Preferred Stock and Series C Preferred Stock is the result of GTL's acquisition of such shares based on the fair value of the GTL Series A Preferred Stock amounting to $4,080,000, less $1,030,000 cash received and the historical value of $1,549,000 of the Series B Preferred Stock.

     Purchase of 110,000 shares of Common Stock of TNCi from a third party was valued based on the cash consideration paid by GTL for the shares.

(3) INVESTMENT SECURITIES

     A summary of investment securities by major security type at June 30, 1999 is as follows:

                                                  GROSS       GROSS
                                                UNREALIZED  UNREALIZED
                                     AMORTIZED   HOLDING     HOLDING      FAIR
                                       COST       GAINS       LOSSES      VALUE
                                     ---------  ----------  ----------    -----
     JUNE 30, 1999
     Available-for-sale:
       Corporate debt securities     $303,115      $167       $(693)    $302,589
                                     ========      ====       =====     ========

     As of June 30, 1999 all maturities are less than one year.

(4) INVENTORIES

     Inventories consist of the following:

                                                     JUNE 30,     OCTOBER 31,
                                                      1999           1998
                                                   -----------    -----------
     Raw materials                                 $ 2,398,973    $ 2,192,442
     Work in process                                 1,405,372      3,439,888
     Finished goods                                  5,433,250      4,102,702
                                                   -----------    -----------
                                                     9,237,595      9,735,032
     Less:  inventory valuation allowance           (7,837,595)    (8,729,605)
                                                   -----------    -----------

                                                   $ 1,400,000    $ 1,005,427
                                                   ===========    ===========
(5) ASSETS HELD FOR SALE

     In connection with the Transaction, the Company relocated its corporate offices and production capabilities to its Phoenix, Arizona offices. Accordingly, as of June 30, 1999 the decision to sell the Georgia property was made and the assets were recorded at their net realizable value and classified as assets held for sale.

(6) PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                     JUNE 30,     OCTOBER 31,
                                                      1999           1998
                                                   -----------    -----------
         Leasehold improvements                    $    24,117    $   237,551
         Purchased software                            149,703        149,703
         Furniture                                     163,609        138,609
         Equipment                                   1,684,180        903,873
                                                   -----------    -----------
                                                     2,021,609      1,429,736
         Less: accumulated depreciation               (683,029)      (649,701)
                                                   -----------    -----------
                                                   $ 1,338,580    $   780,035
                                                   ===========    ===========

     During the year ended October 31, 1998, the Company recorded equipment write-offs of $1,006,531 which are included in special charges on the statement of operations. The write-offs are principally related to excess computers, furniture and other equipment that the Company is not utilizing.

(7) INTANGIBLES

     Intangibles consist of the following:

                                                                    JUNE 30,
                                                                      1999
                                                                  -----------
     Goodwill                                                     $ 7,115,174
     Other intangibles                                                 79,613
                                                                  -----------
                                                                    7,194,787
     Accumulated amortization                                         (74,981)
                                                                  -----------
                                                                  $ 7,119,806
                                                                  ===========

(8) ACCRUED LIABILITIES

     Accrued liabilities consist of the following:

                                                    JUNE 30,      OCTOBER 31,
                                                      1999           1998
                                                   ----------     ----------
     Accrued development and support costs         $       --     $1,845,915
     Accrued maintenance costs                             --        402,418
     Due to related parties (see note 15)           1,891,123        455,000
     Other accrued expenses                           318,559        577,045
                                                   ----------     ----------
            Accrued liabilities                    $2,209,682     $3,280,378
                                                   ==========     ==========

(9) NOTES PAYABLE AND DUE TO AFFILATE

     Notes Payable consists of the following:

                                                                  JUNE 30,
                                                                    1999
                                                                 ----------
     Series A, D and E Notes (see below)                         $2,386,048
     Note payable due September 5, 1999, interest at 7%,
       convertible to preferred stock at the option of the
       Company                                                      400,000
     Note payable due in varying  installments  through 2009,
       interest at prime (8.25% at June 30, 1999) plus 2%,
       collateralized  by certain commercial property and
       personally guaranteed by two stockholders                    220,508
     Note payable due in varying installments through 2000,
       interest at 6.9%, collateralized by a vehicle                 10,308
     Note payable due and payable April 19, 2001, interest at
       16% payable monthly, collateralized by certain
       commercial property                                          470,000
     Note payable due in varying installments through 2000,
       interest at 11%, collateralized by a vehicle                   4,572
                                                                 ----------
                                                                  3,491,436
     Less current portion                                            24,391
                                                                 ----------
                                                                 $3,467,045
                                                                 ==========

     Aggregate maturities of notes payable as of June 30, 1999 are as follows:

      2000                                                       $   24,391
      2001                                                          890,491
      2002                                                        2,403,402
      2003                                                           19,126
      2004                                                           21,078
      Thereafter                                                    132,948
                                                                 ----------
                                                                 $3,491,436
                                                                 ==========

     The Series A, D and E Notes ("Series Notes") were issued by the Company in 1998 prior to the Transaction. The Series Notes all had original maturities of approximately 135 days with interest at approximately 7% to 8% per annum. The Company could choose to repay such Notes in cash subject to a payment charge equal to approximately 7% of the face amount of the Note or the Company could elect to convert the Series Notes into preferred stock of the Company which is convertible into common stock at various discounts to market ranging from 15% to 25%. The Company was in default on the Series Notes on June 30, 1999. (See note 20.)

     The note payable due September 5, 1999 was in default at June 30, 1999. Subsequent to year-end, the note was converted into 200,000 shares of the Company's common stock. Therefore, the note payable has been classified as long-term at June 30, 1999.

     Prior to the Transaction, the Company entered into a Secured Promissory Note with GTL in the principal amount of $750,000, bearing interest at a rate of 9.5% per annum, and a related security agreement granting GTL a security interest in its assets (the "Promissory Note"). The Promissory
     Note is convertible into shares of the Company's Series C 8% preferred stock at the discretion of GTL.

     GTL has also advanced approximately $898,000 to the Company in the form of intercompany advances. Both the Promissory Note and the advances have been classified as due to affiliate in the balance sheet as of June 30, 1999. (See note 20.)

     Notes payable in the amount of $68,836 to related parties with interest payable at approximately 5% per annum become due and payable upon achievement of certain operational goals.

(10) INCOME (LOSS) PER SHARE

     Basic and diluted weighted average number of shares outstanding for the two years ended October 31, 1998 and 1997, included 1,055,745 shares of the Company's common stock, representing 100% of the Company's capital stock which was all owned by GTL. No effect was given to common stock equivalents in the computation of diluted loss per share as their effect would have been anti-dilutive.

     For the Transition Period, basic weighted average number of shares outstanding includes 1,055,745 common shares held by GTL for the full period and approximately 5.3 million shares (the shares issued and outstanding prior to the Transaction) for two months. Diluted weighted average number of shares outstanding for the Transition Period include 1,055,745 common shares and 15,097,170 potential dilutive securities resulting from the Series D Convertible Preferred Stock for the entire Transition Period (both issued to GTL in connection with the Transaction); plus 5,278,737 common shares outstanding prior to the merger, and 1,133,120 common stock equivalents related to the Convertible Promissory Note, Series A, D and E Convertible Notes, Series B 8% Convertible Preferred Stock, Series C 8% Convertible Preferred Stock and options each weighted for the two months ended June 30, 1999.

                                                TRANSITION
                                               PERIOD ENDED
                                                 JUNE 30,        YEAR ENDED OCTOBER 31,
                                                   1999           1998            1997
                                               ------------    -----------    ------------

     Net income (loss)                         $  2,344,205    $(7,180,631)   $(53,192,987)
     Less:  preferred stock dividends               (30,667)            --              --
                                               ------------    -----------    ------------
     Income (loss) available to common
       stockholders                            $  2,313,538    $(7,180,631)   $(53,192,987)
                                               ============    ===========    ============
     Basic EPS - weighted average shares
       outstanding                                2,387,223      1,055,745       1,055,745
                                               ============    ===========    ============
     Basic income (loss) per share             $       0.97    $     (6.80)   $     (50.38)
                                               ============    ===========    ============
     Basic EPS - weighted average shares
       outstanding                                2,387,223      1,055,745       1,055,745
     Effect of dilutive securities:

       Stock Purchase Options - common stock         82,033             --              --
       Convertible preferred stock               15,570,814             --              --
       Convertible debt                             503,638             --              --
                                               ------------    -----------    ------------
     Dilutive EPS - weighted average shares
       outstanding                               18,543,708      1,055,745       1,055,745
     Net income (loss)                         $  2,344,205    $(7,180,631)   $(53,192,987)
                                               ------------    -----------    ------------
     Diluted income (loss) per share           $       0.13    $     (6.80)   $     (50.38)
                                               ============    ===========    ============

(11) STOCK OPTION PLANS

     Under the Company's 1994 Employee Stock Option Plan (the "Plan"), as amended, the Company has reserved an aggregate of 1,200,000 shares of Common Stock for issuance under the Plan. Options granted under the Plan are for periods not to exceed ten years. Under the Plan, incentive and non-qualified stock options may be granted. All option grants under the Plan are subject to the terms and conditions established by the Plan and the Stock Option Committee of the Board of Directors. Options must be granted at not less than 100% of fair value for incentive options and not less than 85% of fair value of non-qualified options of the stock as of the date of grant and generally are exerciseable in increments of 25% each year subject to continued employment with the Company. Options generally expire five to ten years from the date of grant. Options canceled represent the unexercised options of former employees, returned to the option pool in accordance with the terms of the Plan upon departure from the Company. The Board of Directors may terminate the Plan at any time at their discretion. During fiscal 1999, 285,348 stock options with up to a four-year vesting period were granted at exercise prices ranging from $2.25 to $3.125.

     On August 16, 1995, the Company adopted the 1995 Stock Option Plan For Non-Employee Directors (the "Directors Plan") and reserved 100,000 shares of unissued common stock for issuance to all non-employee directors of the Company. The Directors Plan is administered by a committee appointed by the Board of Directors consisting of directors who are not eligible to participate in the Directors Plan. Pursuant to the Directors Plan, directors who are not employees of the Company receive for their services, on the date first elected as a member of the Board and on each anniversary thereafter, if they continue to serve on the Board of Directors, an automatically granted option to acquire 5,000 shares of the Company's common stock at its fair market value on the date of grant; such options become exercisable in two equal annual installments if the individual continues at that time to serve as a director, and once exercisable remain so until the fifth anniversary of the date of grant. During fiscal 1999, 60,000 options were granted.

     In accordance with the provisions of APB 25, the Company measures stock-based compensation expense as the excess of the market price at the grant date over the amount the employee must pay for the stock. The Company's policy is to generally grant stock options at fair market value at the date of grant, so no compensation expense is recognized. As permitted, the Company has elected to adopt the disclosure provisions only of SFAS No. 123.

     Had compensation cost for the Company's stock-based compensation plans been determined consistent with SFAS No. 123, the Company's net earnings and net earnings per share on a pro forma basis would be as indicated below:

                                                  TRANSITION PERIOD
                                                        ENDED
                                                    JUNE 30, 1999
                                                  -----------------
     Net earnings:
       As reported                                    $2,313,538
                                                      ==========
       Pro forma                                      $2,018,009
                                                      ==========
     Basic net earnings per share:
       As reported                                    $     0.97
                                                      ==========
       Pro forma                                      $     0.85
                                                      ==========
     Diluted net earnings per share:
       As reported                                    $     0.13
                                                      ==========
       Pro forma                                      $     0.11
                                                      ==========

     Pro forma net earnings reflect only options granted during the Transition Period and in each of the fiscal years ended 1998, 1997 and 1996. There were no options granted related to IED for the years ended October 31, 1998 and 1997. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net earnings amount presented above because compensation cost is reflected over the options' vesting period and compensation cost for options granted prior to November 1995 are not considered under SFAS No. 123.

     For purposes of the SFAS No. 123 pro forma net earnings and net earnings per share calculations, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in fiscal 1999:

                                                        TRANSITION PERIOD
                                                              ENDED
                                                          JUNE 30, 1999
                                                        -----------------
     Dividend yield                                              0%
     Expected volatility                                     58.76%
     Risk free interest rate                                  5.67%
     Expected lives (years)                                   10.0

     Activity related to the stock option plans is summarized below:

                                                       TRANSITION PERIOD ENDED
                                                             JUNE 30, 1999
                                                         --------------------
                                                                    WEIGHTED
                                                                     AVERAGE
                                                         NUMBER OF   EXERCISE
                                                           SHARES     PRICE
                                                         ---------   --------
     Balance at the beginning of year                     676,478     $5.00
     Granted                                              345,348      2.25
     Exercised                                            (20,000)     3.84
     Forfeited                                           (281,848)     4.75
                                                         --------
     Balance at the end of year                           719,978      3.09
                                                         ========
     Exercisable at the end of year                       331,731      4.29
                                                         ========
     Weighted-average fair value of options
       granted during the year                           $   1.66
                                                         ========

     The following table summarizes the status of outstanding stock options as of June 30, 1999:

                              OPTIONS OUTSTANDING           OPTIONS EXERCISABLE
                      -----------------------------------  ---------------------
                                    WEIGHTED
                                     AVERAGE     WEIGHTED               WEIGHTED
                       NUMBER OF    REMAINING    AVERAGE    NUMBER OF   AVERAGE
         RANGE OF       OPTIONS    CONTRACTUAL   EXERCISE    OPTIONS    EXERCISE
     EXERCISE PRICES  OUTSTANDING  LIFE (YEARS)   PRICE    EXERCISABLE   PRICE
     ---------------  -----------  ------------  --------  -----------  --------
       $2.00 - $2.25    528,096        7.68        $2.16     159,848     $2.04
       $2.50 - $4.17     51,383        7.04         3.41      31,383      3.60
       $6.48 - $7.25     85,750        4.02         6.59      85,750      6.59
       $7.50 - $9.82     54,750        8.07         7.63      54,750      7.63
                        =======                              =======
                        719,978                              331,731
                        =======                              =======

(12) BENEFIT PLAN

     On June 1, 1999 a formal termination of the Company's 401(k) plan was initiated. The 401(K) plan of parent company GTL was amended June 1, 1999 to include employees of the Company.

     GTL has adopted a defined  contribution  benefit  plan that  complies  with section 401(k) of the Internal Revenue Code and provides for discretionary company contribution. Employees who complete three months of service are eligible to participate in the Plan.

(13) STOCKHOLDERS' EQUITY

     PREFERRED STOCK

     Series B 8% Convertible Preferred Stock ("Series B Stock"); stated value $1,000 per share and liquidation value of 120% of stated value. The Holder of Series B Stock is entitled to an annual cumulative dividend of $80 per share payable quarterly in cash or Common Stock. Cumulative unpaid dividends at June 30, 1999 total $20,000. Each share of Series B Stock is convertible into Common Stock at a price equal to the lowest of: a) 75% of the Average Price of Common Stock, as defined, or b) 75% of the Average Price of Common Stock, as defined calculated as if April 29, 1999 were the conversion date. The Series B Stock has no voting rights. GTL owns 100% of the issued and outstanding Series B Stock.

     Series C 8% Convertible Preferred Stock ("Series C Stock"); stated value $1,000 per share and liquidation value of 120% of stated value. The Holder of Series C Stock is entitled to an annual cumulative dividend of $80 per share payable quarterly in cash or Common Stock. Cumulative unpaid dividends at June 30, 1999 total $10,667. Each share of Series C Stock is convertible into Common Stock at a price equal to the lowest of: a) $2.6875 per share, or b) 66.67% of the Average Price, as defined, or c) at the lowest rate the Company issues equity securities, as defined. The Series C Stock generally has no voting rights. On August 24, 1999, GTL notified the Company of its intent to convert such shares into Common Stock. (See note 20.) GTL owns 100% of the issued and outstanding and accumulated unpaid dividends Series C Stock.

     Series D Convertible Preferred Stock ("Series D Stock"); stated value $10 per share and liquidation value of 120% of stated value. The Holder of Series D Stock is entitled to an annual dividend as and when declared by the Board of Directors of the Company. Each share of Series D Stock is convertible into 6.05 shares of the Company's Common Stock. The Series D Stock generally has no voting rights.

     COMMON STOCK

     Each share of Common Stock is entitled to one vote per share.

     WARRANTS

     During the Transition Period, the Company issued 489,429 warrants, resulting in 1,206,025 warrants outstanding at June 30, 1999. Each warrant represents the right to purchase one share of the Company's Common Stock at exercise prices ranging from $2.34 to $4.13 per share, until such warrants expire beginning November 1, 2001 through April 1, 2004. All outstanding warrants are exercisable as of June 30, 1999.

(14) INCOME TAXES

     Income tax (benefit) differed from the amounts computed by applying the U.S. Federal corporate income tax rate of 34% to net income (loss) as a result of the following:

                                       TRANSITION
                                      PERIOD ENDED     YEAR ENDED OCTOBER 31,
                                      JUNE 30, 1999      1998          1997
                                      -------------      ----          ----
     Computed expected tax (benefit)    $ 786,603    $(2,441,415)  $(18,085,616)
     Change in valuation allowance       (983,188)     2,100,322     18,066,284
     Nondeductible expense                 16,320        416,498             --
     Other                                180,265        (75,405)        19,332
                                        ---------    -----------   ------------
                                        $      --    $        --   $         --
                                        =========    ===========   ============

     The tax effects of temporary differences that give rise to significant portions of the net deferred tax asset are presented below:

                                               TRANSITION
                                              PERIOD ENDED
                                              JUNE 30, 1999
                                              -------------
     Deferred tax assets:
       Net operating loss carryforward        $  5,443,825
       Property and equipment                      972,785
       Allowance for bad debts                   1,517,277
       Provision for inventory valuation         3,142,092
       Accrued liabilities                         770,859
       Deferred revenue                            146,699
       Other                                       262,589
                                              ------------
                                              $ 12,256,126
     Less valuation allowance                  (12,256,126)
                                              ------------
         Net deferred tax asset               $         --
                                              ============

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management has provided a valuation allowance for 100% of the deferred tax assets as the likelihood of realization cannot be determined. As of June 30, 1999, the Company has a net operating loss (NOL) carryforward for federal income tax purposes of approximately $13,977,000, which begins to expire in 2009. The Company likely underwent a change in ownership in accordance with Internal Revenue Code Section 382, the effect of which has not yet been determined by the Company. This change would effect the timing of the utilization of the NOL, as well as the amount of the NOL which may ultimately be utilized, though it is not expected to materially effect the amount of the NOL carryforward.

(15) RELATED PARTY TRANSACTIONS

     The Company's Chief Executive Officer is a principal of Ocean Castle Investments, LLC (Ocean Castle) which maintains administrative offices for the Company's Chief Executive Officer and certain other employees of GTL. During the year ended October 31, 1998, Ocean Castle executed consulting agreements with two principal stockholders of GTL. The rights and obligations of Ocean Castle under the agreements were assumed by the Company in connection with the Transaction. The consulting agreements require payments aggregating $1,000,000 to each of the consultants through December 2003 in exchange for advisory services. Each of the consultants also received stock options to purchase 33,333 shares of Class A common stock of GTL at an exercise price of $4.50. As of June 30, 1999, the Company determined that the consulting agreements had no future value due to the Company's shift away from in-flight entertainment into alternative markets such as leisure cruise and passenger rail transport. Only limited services were provided in 1999 and no future services will be utilized. Accordingly, the Company recorded a charge to general and administrative expenses in the Transition Period of $1.6 million representing the balance due under such contracts.

     In August 1999, the Company executed a separation and release agreement with a stockholder and former officer of the Company, pursuant to which the Company paid approximately $85,000 in the form of unregistered shares of the Company's common stock.

     In June 1999, the Company loaned to a vice president, $75,000 for the purpose of assisting in a corporate relocation to the Company's headquarters in Phoenix, Arizona. Such loan is secured by assets of the employee. The note matures in August 2009 and bears an interest rate of approximately 5%.

     GTL had an Intellectual Property License and Support Services Agreement (the "License Agreement") for certain technology with FortuNet, Inc. ("FortuNet"). FortuNet is owned by a principal stockholder and previous director of GTL. The License Agreement provides for an annual license fee of $100,000 commencing in October 1994 and continuing through November 2002. GTL was required to pay FortuNet $100,000 commencing in October 1994 and continuing through November 2002. The Company paid FortuNet $100,000 during each of the years ended October 31, 1998 and 1997. As of October 31, 1998, the remaining commitment of $400,000 is included in accrued liabilities on the balance sheet. The Company assumed this liability in connection with the Transaction. Subsequent to June 30, 1999, the Company agreed to a termination of this agreement and paid FortuNet $100,000 plus legal fees. During the Transition Period ended June 30, 1999, the Company had revised its estimated accrual to $200,000 which is included in accrued liabilities at June 30, 1999.

     During the year ended October 31, 1998, GTL extended by one year a consulting agreement with a former officer of GTL pursuant to which GTL will pay $55,000 for services received during the period November 1999 through October 2000. The Company has assumed the liability for the consulting agreement in connection with the Transaction in the amount of $73,000 which is included in accrued liabilities at June 30, 1999.

     During the year ended October 31, 1998, GTL executed severance and consulting agreements with three former officers, pursuant to which GTL paid the former officers and set aside restricted funds in the amounts of $3,053,642 and $735,000, respectively. The consulting agreements all expire by September 1999. Payments totaling $735,000 have been and continue to be made from restricted cash of GTL through September 1999. Expenses associated with these agreements were charged to general and administrative expenses in the year ended October 31, 1998.

     During the year ended October 31, 1996, GTL executed severance agreements with three former officers pursuant to which the Company will pay severance of $752,500 over a three-year period. As of June 30, 1999 and October 31, 1998, $18,000 and $55,000 remained to be paid under these agreements. Such liabilities were assumed by the Company in connection with the Transaction.

(16) COMMITMENTS AND CONTINGENCIES

     (a)  LAWSUIT

     Hollingsead International, Inc. v. The Network Connection, Inc., State Court of Forsyth County, State of Georgia, Civil Action File No. 99S0053. Hollingsead International, Inc. ("Hollingsead") filed suit against the Company on January 28, 1999, alleging that the Company failed to pay invoices submitted for installation and service of audio-visual systems in its aircraft. Hollingsead sought damages in the amount of $357,850, in addition to interest at the rate of 18% per annum from March 2, 1998, attorneys' fees and punitive damages. On March 29, 1999, the Company filed a timely answer and asserted counterclaims against Hollingsead. The parties entered into a settlement agreement on or about August 5, 1999 that provided for the payment of $427,870 by the Company, to be paid in installments, including interest accruing at 8.0% per annum from July 28, 1999 until the balance is paid. The Company has provided for such amount as of May 1, 1999. The agreement also provides for Hollingsead to pay $5,399 as reimbursement for attorneys' fees. The last installment is due on or before December 20, 1999. Under the settlement agreement, the Company will dismiss its counterclaims with prejudice and Hollingsead will dismiss its Complaint with prejudice upon completion of all payments by the Company.

     Sigma Designs, Inc. ("Sigma") v. the Network Connection, Inc., United States District Court, Northern District of California, San Jose Division, Civil Action File No. 98-21149J(EAI). Sigma filed a Complaint against the Company on December 1, 1998, alleging breach of contract and action on account. Sigma claims that the Company failed to pay for goods that it shipped to the Company. The matter was settled by written agreement dated January 22, 1999, contingent upon registration of the Company stock and warrants issued to Sigma as part of such settlement and payment by the Company of $50,000. The Company did not complete its obligations under the terms of the original settlement agreement. On or about May 1999, the shares of the Company issued to Sigma as a part of the settlement of the above-referenced lawsuit were sold by Sigma to GTL, the parent company of the Company. The lawsuit was dismissed with prejudice on July 12, 1999.

     Swissair/MDL-1269, In re Air Crash near Peggy's Cove, Nova Scotia. This multi-district litigation relates to the crash of Swissair Flight 111 on September 2, 1998 in waters near Peggy's Cove, Nova Scotia resulting in the death of all 229 people on board. The Swissair MD-11 aircraft involved in the crash was equipped with an Entertainment Network System that had been sold to Swissair by Interactive Flight Technologies, Inc. Following the crash, investigations were conducted and continue to be conducted by Canadian and United States agencies concerning the cause of the crash. Estates of the victims of the crash have filed lawsuits throughout the United States against Swissair, Boeing, Dupont and various other parties, including Interactive Flight Technologies, Inc. TNCi was not a party to the contract for the Entertainment Network System, but has been named in some of the lawsuits filed by families of victims on a claim successor liability. TNCi denies all liability for the crash. TNCi is being defended by the aviation insurer for Interactive Flight Technologies, Inc.

     Federal Express Corporation v. The Network Connection, Inc., State Court of Forsyth County, State of Georgia, Civil Action File No. 99-V51560685. This lawsuit was served on the Company on or about July 22, 1999 by Federal Express Corporation. The suit alleges the Company owes Federal Express approximately $110,000 for past services rendered. The Company intends to defend itself vigorously.

     The Company is subject to other lawsuits and claims arising in the ordinary course of its business. In the Company's opinion, as of June 30, 1999, the effect of such matters will not have a material adverse effect on the Company's results of operations and financial position.

     (b)  LEASE OBLIGATIONS

     The Company leases office space and equipment under operating leases which expire at various dates through June 2002. The future minimum lease commitments under these leases are as follows:

          YEAR ENDING JUNE 30, 1999              OPERATING LEASES
          -------------------------              ----------------
                   2000                              $120,000
                   2001                               120,000
                   2002                               120,000
                                                     --------
          Total minimum lease payments               $360,000
                                                     ========


     Rental expense under operating leases totaled $292,042, $944,932 and $920,412 for the Transition Period ended June 30, 1999 and fiscal years ended October 31, 1998 and October 31, 1997, respectively.

     (c)  CARNIVAL AGREEMENT

     In September 1998, the Company entered into a Turnkey Agreement (the "Carnival Agreement") with Carnival Corporation ("Carnival"), for the purchase, installation and maintenance of its advanced cabin entertainment and management system for the cruise industry ("CruiseView") on a minimum of one Carnival Cruise Lines ship. During the four-year period commencing on the date of the Carnival Agreement, Carnival has the right to designate an unspecified number of additional ships for the installation of CruiseView by the Company. The cost per cabin for CruiseView purchase and installation on each ship is provided for in the Carnival Agreement. In December 1998, Carnival ordered the installation of CruiseView on the Carnival Cruise Lines "M/S Sensation," which has been in operational use, on a test basis, since August 1999. In August 1999, Carnival ordered the installation of CruiseView on the Carnival Cruise Lines "M/S Triumph."

     The terms of the Carnival Agreement provide that Carnival may return the CruiseView system within the Acceptance Period, as defined in the Carnival Agreement. For the M/S Sensation, the acceptance period is 12 months. As of June 30, 1999, the Company recorded deferred revenue of $365,851, reflecting amounts paid by Carnival. As of June 30, 1999, the Company has not recognized any revenue in association with the Carnival Agreement. The Company would be required to return such funds to Carnival in the event Carnival does not accept the system. Under the Carnival Agreement, the Company is required to provide a performance bond or standby letter of credit in favor of Carnival ensuring Carnival's ability to be repaid amounts previously paid to the Company in the event Carnival determines not to accept the system as permitted under the Carnival Agreement.

     The Company has not provided a bond or letter of credit as of June 30, 1999. Should Carnival require the Company to obtain a bond or letter of credit, the Company may be required to provide cash collateral to a financial institution securing such obligation.

(17) SPECIAL CHARGES AND REVERSAL OF WARRANTY, MAINTENANCE AND COMMISSION
     ACCRUALS

     GTL had previously entered into sales contracts with three airlines, Schweizerische Luftverkehr AG (Swissair), Debonair Airways, Ltd. (Debonair) and Alitalia Airlines, S.p.A. (Alitalia) for the manufacture and installation of its in-flight entertainment network, and to provide hardware and software upgrades, as defined in the agreements. In connection with the Transaction, the Company assumed all rights and obligations of the above contracts.

     Pursuant to the October 1997 agreement with Swissair, Swissair purchased shipsets for the first and business class sections of sixteen aircraft for an average of $1.7 million per aircraft. Included in the purchase price was material, installation, maintenance through September 1998, one-year warranty and upgrade costs for the sixteen aircraft. As of October 31, 1998, the Company had completed installations of the entertainment network on all of these aircraft. The agreement also required the Company to install the entertainment network in the first, business and economy class sections of three additional aircraft, at no charge to Swissair. The Company was responsible for all costs including entertainment network components, installation and maintenance through September 1998 for the three aircraft. As of October 31, 1998, the Company had completed installations of the entertainment network on all of these aircraft and title to each of these three shipsets had been transferred to Swissair. The estimated material, installation, maintenance and one-year warranty and upgrade costs for these three shipsets of $14,292,404 is included in the accompanying statement of operations as a special charge for the year ended October 31, 1997. During the fiscal year ended October 31, 1998, the Company recognized a recovery of special charges of $606,508. The recovery of special charges resulted from a reduction in the number of entertainment networks requiring maintenance in the economy class sections of the Swissair aircraft and a reduction in development expenses.

     In April 1998 and October 1998, the Company entered into additional contracts with Swissair. The first letter of intent relates to a $4.7 million order for first and business class installations on four Swissair MD-11 aircraft that are being added to the Swissair fleet. Swissair had made payments of $1,450,000 on the $4.7 million order through February 1999. No payments have been received since February. The second contract was to extend the warranty on all installed systems for a second and third year at a price of $3,975,000. Through February 1999, the Company had been paid $707,500 under this contract. No subsequent payments have been received from Swissair.

     On October 29, 1998, the Company was notified by Swissair of its decision to deactivate the entertainment networks on all Swissair aircraft. However, by April 1999, discussions between the Company and Swissair regarding outstanding financial matters related to current accounts receivable, inventory, purchase commitments and extended warranty obligations, as well as planning discussions for an October 1999 reactivation ceased to be productive. On May 6, 1999, GTL filed a lawsuit against Swissair in the United States District Court for the District of Arizona seeking damages for Swissair's failure to honor its obligations for payment and reactivation of the Company's Entertainment Network.

     The Swissair agreements are not assignable to third parties under the terms of such agreements. However, in connection with the Transaction, GTL has agreed to pay to the Company any net proceeds, if any, received from Swissair as a result of the above litigation or otherwise. Further, the Company, as a subcontractor to GTL, will assume any operational responsibilities of the Swissair agreement in the event that such requirement arises. The Company has not assumed any liabilities or obligations arising out of the crash of Swissair Flight No. 111.

     As a result of the above events, management concluded that its only source of future payment, if any, will be through the litigation process. In addition, with the deactivation of the entertainment system and Swissair's breach of its agreements with GTL, the Company believes it will not be called upon by Swissair to perform any ongoing warranty, maintenance or development services. Swissair's actions have rendered the Company's accounts receivable, inventory and deposits worthless as of June 30, 1999. Accordingly, the Company has recognized deferred revenue on equipment sales to the extent of cash received of $876,000; charged off inventory to cost of equipment sales in the amount of $1,517,000; wrote off deposits of $655,000 to special charges; and reversed all warranty and maintenance accruals totaling $5,164,000.

     Pursuant to an agreement with Debonair, the Company was to manufacture, install, operate, and maintain the entertainment network on six Debonair aircraft for a period of eight years from installation. In February 1998, the Company and Debonair signed a Termination Agreement. Pursuant to the Termination Agreement, Debonair removed the entertainment network from its aircraft and the Company paid Debonair $134,235 as full and final settlement of all of its obligations with Debonair. Included in the accompanying statement of operations for the year ended October 31, 1997 are special charges of $956,447 for the cost of the first completed shipset and $2,881,962 to write-down all inventory related to the Debonair program.

     In connection with these agreements with Swissair and Debonair and the absence of any new entertainment network orders for the Company, property and equipment write-downs of $1,006,532 and $1,518,952 were recorded as special charges during fiscal 1998 and 1997, respectively.

     Pursuant to an agreement with Alitalia, the Company delivered five first generation shipsets for installation on Alitalia aircraft during fiscal 1996. Alitalia has notified the Company that it does not intend to continue operation of the shipsets, and the Company has indicated that it will not support the shipsets.

     For the Transition Period ended June 30, 1999, the Company recorded warranty, maintenance and commission accrual adjustments of $5,117,704, $1,730,368 and $303,321, respectively, related to the Swissair and Alitalia matters. Such adjustments to prior period estimates, which totaled $7,151,393 resulted from an evaluation of specific contractual obligations and discussions between the new management of the Company and other parties related to such contracts. Based on the results of the Company's findings during this period, such accruals were no longer considered necessary.

(18) SEGMENT INFORMATION

     The Company operates principally in one industry segment; development, manufacturing and marketing of computer-based entertainment and data networks. Historically, the Company's principal revenues have been derived from European customers.

     For the Transition Period and fiscal years ended October 31, 1998 and 1997, one customer accounted for approximately 91%, 98% and 95% of the Company's sales. Outstanding receivables from this customer were zero and $1.1 million respectively at June 30, 1999 and October 31, 1998. (See note 15.)

(19) SUPPLEMENTAL FINANCIAL INFORMATION

     Supplemental disclosure of cash flow information is as follows:

                                            TRANSITION
                                           PERIOD ENDED   YEAR ENDED OCTOBER 31,
                                           JUNE 30, 1999     1998       1997
                                           -------------    -------   --------
     Cash paid for interest                  $      --      $11,954   $ 13,423
                                             =========      =======   ========
     Noncash investing and
      financing activities:
       Capital lease obligations incurred    $      --      $    --   $210,678
                                             =========      =======   ========

(20) SUBSEQUENT EVENTS

     In July and August 1999, GTL purchased all of the Series A and E notes and the Series D notes, respectively, from the holders of such notes. Concurrent with such purchase by GTL, the Company executed the fifth and sixth allonges to the Promissory Note which cancelled such Series Notes and rolled the principal balance, plus accrued but unpaid interest, penalties and redemption premiums on the Series Notes into the principal balance of the Promissory Note.

     On August 24, 1999, the Board of Directors of GTL approved the conversion of the Promissory Note and outstanding advances to the Company into Series C Stock of the Company and, the simultaneous conversion of the Series C Stock into the Company's common stock in accordance with the designation of the Series C Stock. Such conversion, to the extent it exceeded approximately one million shares of the Company's common stock on August 24, 1999, was contingent upon receiving stockholder approval to increase the authorized share capital of the Company which was subsequently approved on September 17, 1999. Accordingly, the Company will issue to GTL approximately 5.6 million shares of its common stock in October 1999, based on an anticipated conversion date of August 24, 1999. Had this transaction occurred on June 30, 1999, pro forma stockholders' equity and tangible net worth would have been $9,320,934 (unaudited) and $2,201,128 (unaudited), respectively.

     In September 1999, the Company sold one of its two buildings in Alpharetta, Georgia. The net proceeds from the sale, plus cash of approximately $80,000 was used by the Company to repay the Note payable due April 19, 2001. The sale of the second building is expected to occur in November 1999 and net proceeds are expected to be used to retire the Note payable due 2009.

     On August 24, 1999, the GTL Board of Directors approved a $5 million secured revolving credit facility by and among GTL and the Company (the "Facility"). The Facility provides that the Company may borrow up to $5 million for working capital and general corporate purposes at the prime rate of interest plus 3%. The Facility matures in September 2001. The Company paid an origination fee of $50,000 to GTL and will pay an unused line fee of 0.5% per annum. The Facility is secured by all of the assets of the Company and is convertible, at GTL's option, into shares of the Company's Series C stock. The Company executed the Facility on October 12, 1999.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article XI of the Amended and Restated Articles of Incorporation of The Network Connection, Inc. eliminates the personal liability of directors to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that such elimination of the personal liability of a director to the corporation does not apply for any liability for:

      (i) any appropriation, in violation of his duties, of any business opportunity of the corporation,

      (ii) acts or omissions which involve intentional misconduct or a knowing violation of law,

      (iii) actions prohibited under Section 14-2-832 of the Georgia Business Corporation Code (I.E., liabilities imposed upon directors who vote for or assent to the unlawful payment of dividends, unlawful payment of dividends, unlawful repurchases or redemption of stock, unlawful distribution of assets of the corporation to the shareholders without the prior payment or discharge of the corporation's debts or obligations, or unlawful making or guaranteeing of loans to directors), or

      (iv) any transaction from which the director derived an improper personal benefit.

     In addition, Article XII of the corporation's Amended and Restated Articles of Incorporation provides that the corporation shall indemnify its corporate personnel, directors and officers to the fullest extent permitted by the Georgia Business Corporation Code, as amended from time to time.

     Article VI of the corporation's Bylaws reiterates that the corporation shall indemnify any and all persons it has the power to indemnify to the fullest extent permitted by the Georgia Business Corporation Code. However, the Bylaws further provide that such authorization shall not be deemed to be exclusive of any other rights to which those indemnified may be entitled by way of agreement, resolution of shareholders or disinterested directors, or otherwise.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses of the offering, which are to be borne by the corporation, are estimated as follows:

     SEC registration fee                              $  5,924.42
     NASD registration fee                                2,000.00
     Legal services and expenses                         50,000.00
     Accounting services                                 20,000.00
     Taxes                                                5,000.00
     Transfer Agent Fees                                  2,000.00
     Printing                                             2,000.00
                                                       -----------
          Total                                        $ 86,924.42
                                                       ===========

     [All of the above expenses except for registration fee are estimated.]

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     On October 23, 1998, the Network Connection, Inc. elected to exchange a promissory note with an institutional investor in the amount of $1,250,000 for 1,500 shares of the Network Connection's Series B 8% Convertible Preferred Stock and warrants to acquire 100,000 shares of common stock issued to the holder of the Series B Preferred Stock.

     On December 29, 1998, in consideration for $280,000 in cash the Network Connection sold in a private placement to a single institutional investor, Cache Capital, LLC, 80,000 shares of its common stock in association with the right to acquire up to 80,000 additional repricing shares of common stock without the payment of additional consideration pursuant to the terms of a common stock purchase agreement dated as of December 28, 1998.

     On January 22, 1999, in consideration for the settlement of outstanding litigation brought by Sigma Design, Inc., a vendor of the Network Connection, and the mutual release of claims under the terms of the Settlement Agreement, the Network Connection agreed to pay $50,000.00 in cash to Sigma and to issue to Sigma 110,000 initial shares of common stock. Global Technologies purchased these securities from Sigma in June 1999.

     On May 11, 1999, Global Technologies acquired directly from the Network Connection 800 shares of Series C 8% Convertible Preferred Shares of the Network Connection, par value $.01 per share, Stated Value $1,000 per share, in consideration for Global Technologies' waiver of all our prior defaults and arrearages arising out of or related to the Series B shares, which it purchased from a third-party investor on the same date.

     On May 17, 1999, Global Technologies acquired 1,055,745 shares of the common stock of the Network Connection, and 2,495,400 shares of the Series D Convertible Preferred Stock of the Network Connection, par value $.01 per share, stated value $10.00 per share, in exchange for certain assets relating to its Interactive Entertainment Division, including all fixed assets, inventory, and intellectual property rights and other intangibles, prepaid expenses and other property of Global Technologies used in such division, plus cash in the amount of $4,250,000. The cash transfer to the Network Connection by Global Technologies was obtained from the working capital of Global Technologies. As part of the May 17, 1999 transaction, the Network Connection also assumed certain liabilities related to the Global Technologies assets transfer.

     On September 14, 1999, the Network Connection issued 66,667 shares of common stock of the Network Connection to Barbara Riner in consideration for the execution and delivery of a separation and release agreement. The issuance was exempt under Section 4(2) of the Securities Act.

     On October 13, 1999, the Network Connection issued 200,000 shares of common stock to Atlantis Capital, LLC pursuant to conversion of a convertible note payable in the amount of $400,000.00. The issuance was exempt under Section 4(2) of the Securities Act.

     On November 10, 1999, the Company granted Irwin L. Gross an option to purchase up to 500,000 shares of its Common Stock at an exercise price per share of $2.00, the closing price of a share of stock as reported on the Nasdaq SmallCap Market for November 10, 1999. One quarter of the options vested on the date of grant and one quarter vest in equal installments on each of the first three anniversaries of the date of grant. The remaining half of the options vest on the sixth anniversary of the date of grant, subject to acceleration to a three-year vesting schedule in the event of the achievement of certain performance milestones. These options were granted in a transaction exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof.

     In November 1999, the Board of Directors approved the issuance of 79,091 shares of the Company's Common Stock to Coche Capital in connection with an April 1999 financing agreement. This transaction is exempt under Section 4(2) of the Securities Act.

     In December 1999, the Company issued 4,802,377 million and 886,000 shares of its Common Stock to Global Technologies, Ltd. (Global) in connection with Global's conversion of its Secured Promissory Note and Series C Stock, respectively. These transactions are exempt under Section 4(2) of the Securities Act.

     In December 1999, the Company issued stock purchase warrants to purchase 25,000 shares of Common Stock at $6.50 per share to Emden Consulting Corp. in exchange for advisory services. The exercise period of the warrants expires in December 2004. This issuance is exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof.

     In December 1999, the Company issued stock purchase warrants to purchase 25,000 shares of Common Stock at $6.50 per share to Waterton Group LLC in exchange for advisory services. The exercise period of the warrants expires in December 2004. This issuance is exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof.

     On December 27, 1999, the Company entered into an agreement to issue 29,500 shares of its Common Stock to Continental Capital & Equity Corp. ("CCEC"). In addition, the Company will issue a warrant covering 100,000 shares of Common Stock to CCEC. The warrants are exercisable at prices ranging from $6.00 to $10.00 per share of Common Stock and vest over a period of 270 days from issuance. The warrants expire in February 2002. These issues were made in consideration of public relations and advisory services to be provided by CCEC and are exempt from the registration provisions of the Securities Act under
Section 4(2) thereof.

ITEM 27. EXHIBITS.

Exhibit
 Number                            Description                         Reference
 ------                            -----------                         ---------
3.1.1       Second Amended and Restated Articles of
            Incorporation                                                (1.1)
3.1.2       Articles of Amendment to the Articles of Incorporation
            (re: Series A Preferred)                                     (1.2)
3.1.3       Articles of Amendment to the Articles of Incorporation
            (re: Series B Preferred)                                      (3)
3.1.4       Articles of Amendment to the Articles of Incorporation
            (re: elimination of Series A preferred)                        *
3.1.5       Articles of Amendment to the Articles of Incorporation
            (re: Amendment to Series B Preferred)                         (7)
3.1.6       Articles of Amendment to the Articles of Incorporation
            (re: Series C Preferred)                                      (7)
3.1.7       Articles of Amendment to the Articles of Incorporation
            (re: Series D Preferred)                                      (9)
3.1.8       Articles of Amendment to the Second Amended and Restated
            Articles of Incorporation (re: increase of authorized
            shares)                                                      (1.3)
3.1.9       Articles of Amendment to the Second Amended and Restated
            Articles of Incorporation (re: increase in shares of
            Series C Preferred)                                          (1.3)
3.2         Amended and Restated Bylaws                                  (1.1)
5.1         Opinion of Mesirov Gelman Jaffe Cramer & Jamieson, LLP        (2)
10.1        Employment Agreement, dated October 31, 1998, by and
            between the corporation and Wilbur L. Riner                   (3)
10.2        Addendum and Modification to Employment Agreement,
            dated May 14, 1999, by and between the corporation and
            Wilbur L. Riner                                               (9)
10.3        Employment Agreement, dated October 31, 1998, by and
            between the corporation and James E. Riner                    (3)
10.4        Addendum and Modification to Employment Agreement, dated
            May 14, 1999, by and between the corporation and
            James E. Riner                                                (9)
10.5        Employment Agreement, dated October 31, 1998, by and
            between the corporation and Bryan R. Carr                     (3)
10.6        Employment Agreement, effective June 11, 1999, by and
            between the corporation and Frank Gomer                       (9)
10.7        Employment Agreement, effective June 11, 1999, by and
            between the corporation and Morris C. Aaron                   (9)

Exhibit
 Number                            Description                         Reference
 ------                            -----------                         ---------
10.8        Promissory Note, dated September 1, 1994, from the
            corporation to Wilbur Riner                                   (4)
10.9        Promissory Note, dated September 1, 1994, from the
            corporation to James Riner                                    (4)
10.10       1994 Employee Stock Option Plan, including form of
            Stock Option Agreement                                        (4)
10.11       1995 Stock Option Plan for Non-Employee Directors             (5)
10.12       Securities Purchase Agreement dated as of
            October 23, 1998, between the Shaar Fund Ltd. and
            the corporation                                               (6)
10.13       Registration Rights Agreement dated as of
            October 23, 1998, between Shaar and the corporation           (6)
10.14       Warrant Agreement dated October 23, 1998, between Shaar
            and the corporation                                           (6)
10.15       Securities Purchase Agreement dated as of December
            28, 1998, between Cache Capital and the corporation           (3)
10.16       Registration Rights Agreement dated as of December
            28, 1998, between Cache Capital and the corporation           (3)
10.17       Service Agreement between The Network Connection
            and Stephen J. Ollier                                         (10)
10.18       Securities Purchase Agreement, dated as of May
            10, 1999, between the corporation and Interactive
            Flight Technologies, Inc.                                     (7)
10.19       Secured Promissory Note, dated January 25, 1999,
            made in favor of Interactive Flight Technologies, Inc.        (7)
10.20       First Allonge to Secured Promissory Note, dated
            May 10, 1999, made in favor of Interactive Flight
            Technologies, Inc.                                            (7)
10.21       Second Allonge to Secured Promissory Note, dated
            May 10, 1999, made in favor of Interactive Flight
            Technologies, Inc.                                            (7)
10.22       Third Allonge to Secured Promissory Note, dated
            May 10, 1999, made in favor of Interactive Flight
            Technologies, Inc.                                            (7)
10.23       Fourth Allonge to Secured Promissory Note, dated
            May 10, 1999, made in favor of Interactive Flight
            Technologies, Inc.                                            (7)
10.24       Amendment No. 1 to Registration Rights Agreement, dated
            May 10, 1999, between the corporation and Interactive
            Flight Technologies, Inc.                                     (7)
10.25       Fifth Allonge to Secured Promissory Note, dated July
            16, 1999, made in favor of Interactive Flight
            Technologies, Inc.                                            (9)
10.26       Sixth Allonge to Secured Promissory Note, dated August
            9, 1999, made in favor of Interactive Flight
            Technologies, Inc.                                            (9)
10.27       Seventh Allonge to Secured Promissory Note, dated
            August 24, 1999, made in favor of Interactive Flight
            Technologies, Inc.                                            (9)
10.28       Revolving Credit Note in the aggregate amount of
            $5,000,000 in favor of Interactive Flight
            Technologies, Inc.                                            (9)
10.29       Agreement between Carnival Corporation and The
            Network Connection                                            (10)
10.30       Agreement between Embassy Suites and The Network
            Connection                                                    (10)
10.31       Agreement between Radisson Resort and The Network
            Connection                                                    (10)
10.32       Amended and Restated Seventh Allonge to Secured Promissory
            Note, dated December 10, 1999                                  *
16.1        Letter on Change in Certifying Accountant                     (8)
21.1        Schedule of Subsidiaries                                       *
23.1        Consent of KPMG LLP                                            *
23.2        Consent of Mesirov Gelman Jaffe Cramer & Jamieson, LLP
            (included as part of Exhibit 5.1)                             (2)

----------
*      Filed with this registration statement.
(1.1) Incorporated by reference, filed as an exhibit with The Network Connection's Current Report on Form 8-K on June 21, 1996.
(1.2) Incorporated by reference, filed as an exhibit with The Network Connection's Current Report on Form 8-K on June 9, 1998.
(1.3) Incorporated by reference, filed as an exhibit with The Network Connection's Quarterly Report 10-QSB for the quarter ended September 30, 1999 on November 17, 1999.
(2)    To be filed by amendment.
(3) Incorporated by reference, filed as an exhibit with The Network Connection's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998 on April 15, 1999.
(4) Incorporated by reference, filed as an exhibit with The Network Connection's registration statement on Form SB-2 on October 26, 1994. SEC File No. 33-85654.
(5) Incorporated by reference, filed as an exhibit with The Network Connection's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995.
(6) Incorporated by reference, filed as an exhibit with the corporation's Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 1998 on November 16, 1998.
(7) Incorporated by reference, filed as an exhibit with the Network Connection's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1999.
(8) Incorporated by reference, filed as an exhibit with The Network Connection's Current Report on Form 8-K on August 3, 1999.
(9) Incorporated by reference, filed as an exhibit with The Network Connection's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1999 on October 14, 1999.
(10) Incorporated by reference to the respective exhibits filed with The Network Connection's Quarterly Report on Form 10-QSB for the fiscal quarter ended December 31, 1999 on February 14, 2000.

ITEM 28. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, or (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses
(a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the end of the offering.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Phoenix, State of Arizona on February 23, 2000.


                                     THE NETWORK CONNECTION, INC.


Date: February 23, 2000              By: /s/ Irwin L. Gross
                                         ---------------------------------------
                                         Irwin L. Gross, Chief Executive Officer

     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date:                                Signature and Title

                                     /s/ Irwin L. Gross
February 23, 2000                    -------------------------------------------
                                     Irwin L. Gross, Chief Executive Officer
                                     and Chairman of the Board of Directors
                                     (principal executive officer)


                                     /s/ Morris C. Aaron
February 23, 2000                    -------------------------------------------
                                     Morris C. Aaron, Executive V. P., Chief
                                     Financial Officer and Director
                                     (principal financial and accounting
                                     officer)


                                     /s/ Frank E. Gomer
February 23, 2000                    -------------------------------------------
                                     Frank E. Gomer, President, Chief Operating
                                     Officer and Director


                                     /s/ M. Moshe Porat
February 23, 2000                    -------------------------------------------
                                     M. Moshe Porat, Director


                                     /s/ Stephen Schachman
February 23, 2000                    -------------------------------------------
                                     Stephen Schachman, Director